Subject to Completion Preliminary Pricing Supplement dated May 15, 2007

Filed Pursuant to Rule 424(b)(5) Registration No. 333 - 132911
PROSPECTUS SUPPLEMENT
(To general prospectus supplement and prospectus dated March 31, 2006)

             Units

Merrill Lynch & Co., Inc.

PROtected Covered Call EnhancED Income NoteSSM

Linked to the Select 30 PROCEEDS Index, Series 5

due July     , 2012

(the “PROCEEDSSM”)

$10 principal amount per unit

The PROCEEDS:

•	The PROCEEDS are designed for investors who are seeking exposure to the Select 30 PROCEEDS Index, Series 5 (the “Reference Index”).

•	Variable quarterly interest payments may be paid, depending upon the performance of the Basket Units described below.

•	100% principal protection on the maturity date.

•	Senior unsecured debt securities of Merrill Lynch & Co., Inc.

•	The PROCEEDS will not be listed on any securities exchange.

•	The settlement date is expected to be July , 2007.

Payment on the maturity date:

•

On the maturity date, for each unit of the PROCEEDS you own, we will pay you an amount equal to the principal amount of the PROCEEDS plus an additional amount (which may be zero) based on the percentage increase, if any, in the level of the Reference Index.

•

The Reference Index is a composite index that measures the performance of a strategy that allocates hypothetical funds among three index components: (i) “Basket Units” representing the value of hypothetical purchases of certain stocks and sales of call options on those stocks in the “Select 30 Basket” using a “covered-call” strategy, (ii) “Zero Coupon Bond Units” representing the value of hypothetical zero coupon bonds and (iii) “Leverage Units” representing the cost of hypothetical borrowed funds which may increase allocations to the Basket Units. The Reference Index will be rebalanced periodically pursuant to a formula described in this prospectus supplement. This rebalancing will reflect changes in the performance of the Basket Units, prevailing interest rates and market conditions, all as more fully described in this prospectus supplement. The level of the Reference Index will be reduced by certain fees, deductions and charges.

•

The stocks in the Select 30 Basket are determined annually by Merrill Lynch International, as the calculation agent, first by identifying the 300 most liquid stocks in the S&P 500. From these stocks, at least 100 are identified which have the highest rankings for earnings and dividends growth, as ranked by the S&P Common Stock Ranking System. These 100 or more stocks are then divided according to their classification in the Global Industry Classification Standard. Finally, each of the thirty stocks having the highest annualized volatility across the various classifications are identified. The current Select 30 Basket was determined in July 2006 and due to a merger in January 2007, there are currently 29 stocks in the Select 30 Basket. The Select 30 Basket will be reconstituted in July 2007, after which there will be 30 stocks in the Select 30 Basket. The identification process and the annual reconstitution procedures are more fully described in this prospectus supplement.

Investing in the PROCEEDS involves risks that are described in the “ Risk Factors” section beginning on page PS-10 of this prospectus supplement.

	Per Unit	Total
Public offering price (1)	$10.00	$
Underwriting discount (1)	$.30	$
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$9.70	$

(1) The public offering price and the underwriting discount for any single transaction to purchase between 100,000 and 299,999 units will be $9.95 per unit and $.25 per unit, respectively, for any single transaction to purchase between 300,000 and 499,999 units will be $9.90 per unit and $.20 per unit, respectively, and for any single transaction to purchase 500,000 units or more will be $9.85 per unit and $.15 per unit respectively.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying general prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

The date of this prospectus supplement is     , 2007.

“PROtected Covered Call EnhancED Income NoteS” and “PROCEEDS” are service marks of Merrill Lynch & Co., Inc.

“Standard & Poor’s®”, “Standard & Poor’s 500”, “S&P 500®” and “S&P®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Merrill Lynch, Pierce, Fenner & Smith, Incorporated. Merrill Lynch & Co., Inc. is an authorized sublicensee. The Global Industry Classification Standard (GICS®) was developed by and is the exclusive property and a trademark of Standard & Poor’s and Morgan Stanley Capital International Inc.

Prospectus Supplement

Debt Securities, Warrants, Preferred Stock,

Depositary Shares and Common Stock Prospectus Supplement

(the “general prospectus supplement”)

MERRILL LYNCH & CO., INC	S-3
USE OF PROCEEDS	S-3
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	S-4
THE SECURITIES	S-4
DESCRIPTION OF DEBT SECURITIES	S-5
DESCRIPTION OF DEBT WARRANTS	S-16
DESCRIPTION OF CURRENCY WARRANTS	S-18
DESCRIPTION OF INDEX WARRANTS	S-20
DESCRIPTION OF PREFERRED STOCK	S-25
DESCRIPTION OF DEPOSITARY SHARES	S-32
DESCRIPTION OF PREFERRED STOCK WARRANTS	S-36
DESCRIPTION OF COMMON STOCK	S-38
DESCRIPTION OF COMMON STOCK WARRANTS	S-42
PLAN OF DISTRIBUTION	S-44
WHERE YOU CAN FIND MORE INFORMATION	S-45
INCORPORATION OF INFORMATION WE FILE WITH THE SEC	S-46
EXPERTS	S-46

Prospectus

WHERE YOU CAN FIND MORE INFORMATION	2
INCORPORATION OF INFORMATION WE FILE WITH THE SEC	2
EXPERTS	2

SUMMARY INFORMATION—Q&A

        This summary includes questions and answers that highlight selected information from this prospectus supplement and the accompanying general prospectus supplement and prospectus to help you understand the PROtected Covered Call EnhancED Income NoteS Linked to the Select 30 PROCEEDS Index, Series 5 due July     , 2012. You should carefully read this prospectus supplement and the accompanying general prospectus supplement and prospectus to fully understand the terms of the PROCEEDS, the Select 30 PROCEEDS Index, Series 5 (the “Reference Index”) and the tax and other considerations that are important to you in making a decision about whether to invest in the PROCEEDS. You should carefully review the “Risk Factors” section, which highlights certain risks associated with an investment in the PROCEEDS, to determine whether an investment in the PROCEEDS is appropriate for you.

        References in this prospectus supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc. References to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated. References to “MLI” are to Merrill Lynch International.

What are the PROCEEDS?

        The PROCEEDS will be a series of senior debt securities issued by ML&Co. and will not be secured by collateral. The PROCEEDS will rank equally with all of our other unsecured and unsubordinated debt. The PROCEEDS will mature on July , 2012. We cannot redeem the PROCEEDS at an earlier date. We will make variable quarterly interest payments only under the circumstances described in this prospectus supplement. Depending on the date the PROCEEDS are priced for initial sale to the public (the “Pricing Date”), which may be in June or July, the settlement date may occur in June instead of July and the maturity date may occur in June instead of July. Any reference in this prospectus supplement to the month in which the settlement date or maturity date will occur is subject to change as specified above.

        Each unit of the PROCEEDS represents $10 principal amount of PROCEEDS. You may transfer the PROCEEDS only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the PROCEEDS in the form of a global certificate, which will be held by The Depository Trust Company (“DTC”) or its nominee. Direct and indirect participants in DTC will record your ownership of the PROCEEDS. You should refer to the section entitled “Description of the Debt Securities— Depositary” in the accompanying general prospectus supplement.

Are there any risks associated with my investment?

        Yes. An investment in the PROCEEDS is subject to risks, including the risk that the PROCEEDS will only return their principal amount on the maturity date, resulting in a substantial economic opportunity loss to you. Please refer to the section entitled “Risk Factors” in this prospectus supplement.

Who publishes the Reference Index and what does the Reference Index measure?

        The daily closing levels of the Reference Index and the daily closing values of the Basket Units and the Zero Coupon Bond Units determined as of 4:00 p.m. (New York City time) will be published on each business day on Reuters Page MEREDUS13 (or any successor page for the purpose of displaying those closing levels and closing values as identified by MLI, as the Reference Index calculation agent (the “Calculation Agent”)).

        The Reference Index is a composite index that will track the performance of hypothetical investments in two assets, the Basket Units and the Zero Coupon Bond Units, and one liability, the Leverage Units (each an “Index Component,” and together the “Index Components”). Generally, the level of the Reference Index at any time will equal the sum of the values of the Basket Units and the Zero Coupon Bond Units, less the value of Leverage Units and reduced by a pro rata portion of the Index Adjustment Factor of 1.15% per annum as described below. The level of the Reference Index will be set to 97 on the Pricing Date.

        The initial allocations of hypothetical funds to the Index Components will be set on the Pricing Date and is expected to be between 95% and 100% in Basket Units, between 0% and 5% in Zero Coupon Bond Units and 0% in Leverage Units. We expect the allocations among the Index Components to change upon an Allocation Determination Event, as described in the section entitled “The Select 30 PROCEEDS Index, Series 5” in this prospectus supplement.

        The formula will not allocate more than 150% of the hypothetical funds to the Basket Units. The relative allocations among each Index Component will be determined by the Calculation Agent based upon the formula described herein.

        The PROCEEDS are debt securities of ML&Co. An investment in the PROCEEDS does not entitle you to any dividends, voting rights, option premiums or any other ownership interest in the securities included in the Reference Index.

What hypothetical investment does each Index Component track?

The Index Components are defined as follows:

A “Basket Unit” will track the value of an initial US$100 hypothetical investment in the Select 30 Basket. The “Select 30 Basket” is a hypothetical investment which employs a “covered call” strategy in which (i) the Select 30 Stocks, as defined below, are deemed to be purchased, and (ii) call options are deemed to be sold, on a quarterly basis for a three month term, on the Select 30 Stocks. The “Select 30 Stocks”, 30 stocks selected from among the 100 highest ranking stocks for earnings and dividend growth in the S&P Common Stock Ranking System, are determined and reconstituted annually by the Calculation Agent based upon the criteria described in the section entitled “Description of the Select 30 Basket— Determination of the Select 30 Stocks” in this prospectus supplement. As described herein under “Description of the Select 30 Basket”, due to a merger of two Select 30 Companies (as defined herein) in January 2007, there are currently 29 Select 30 Stocks. After the Select 30 Basket is reconstituted in July 2007, there will be 30 Select 30 Stocks in the Select 30 Basket.

A “Zero Coupon Bond Unit” will track the value of a US$100 face value hypothetical investment in a hypothetical zero coupon bond maturing on the scheduled Valuation Date, as described below, with a yield equal to the applicable zero coupon yield based upon USD swap rates as published on Bloomberg Page EDS. The applicable zero coupon yield will be estimated from the USD swap rate yields corresponding to the published maturities closest in time to the scheduled Valuation Date. The Calculation Agent may, when necessary, estimate the applicable zero coupon yield by interpolating the appropriate USD swap rate yields based on those published maturities. The Zero Coupon Bond Units will not yield any return after the scheduled Valuation Date.

A “Leverage Unit” will track the value of US$1 of hypothetical borrowings used to increase the exposure to the Basket Units. To the extent that exposure to the Basket Units is leveraged (i.e., increased with borrowed funds) through the use of Leverage Units, the number of Leverage Units will be increased daily by an amount equal to the Daily Leverage Charge (see the section entitled “Fees, Deductions and Charges—Daily Leverage Charge” in

this prospectus supplement). The Daily Leverage Charge will reduce the level of the Reference Index.

What will I receive on the maturity date of the PROCEEDS?

We have designed the PROCEEDS for investors who want to protect their investment by receiving at least the principal amount of their investment on the maturity date and who also want to participate in possible periodic interest payments and, to the extent provided herein, in possible increases in the level of the Reference Index (after the deduction of certain fees, deductions and charges). On the maturity date, you will receive a cash payment, in addition to any interest payment due, on the PROCEEDS equal to the sum of two amounts: the “principal amount” and the “Supplemental Redemption Amount”, if any.

Principal Amount

The “principal amount” per unit is $10.

Supplemental Redemption Amount

The “Supplemental Redemption Amount” per unit will equal:

$10 x	(	Ending Value – Threshold Value Threshold Value	)

provided, however, that in no event will the Supplemental Redemption Amount be less than zero.

The “Ending Value” will be determined by the Calculation Agent and will equal the level of the Reference Index at the close of the market on the Valuation Date.

The “Threshold Value” will equal 100.

The “Valuation Date” will be the seventh scheduled index business day before the maturity date, or on an alternate date shortly thereafter as described under “Description of the PROCEEDS— Payment on the maturity date” in this prospectus supplement.

The “Starting Value” will be set to 97 on the Pricing Date.

Because the Starting Value will be set to 97, which is less than the Threshold Value, we will pay you a Supplemental Redemption Amount only if the Ending Value is approximately 3.1% greater than the Starting Value on the Valuation Date. If the Ending Value is less than or equal to the Threshold Value, the Supplemental Redemption Amount will be zero. We will pay you the principal amount of your PROCEEDS regardless of whether any Supplemental Redemption Amount is payable.

For more specific information about the Supplemental Redemption Amount, please see the section entitled “Description of the

PROCEEDS” in this prospectus supplement.

Examples

Here are three examples of Supplemental Redemption Amount calculations:

Example 1—On the maturity date, the Reference Index, as adjusted, is below the Starting Value:

Starting Value: 97

Threshold Value: 100

Hypothetical Ending Value: 90

Supplemental Redemption Amount (per unit) = $10 x	(90 – 100 100)	= $0	(Supplemental Redemption Amount cannot be less than zero)

Total payment on the maturity date (per unit) = $10 + $0 = $10

Example 2—On the maturity date, the Reference Index, as adjusted, is above the Starting Value but below the Threshold Value:

Starting Value: 97

Threshold Value: 100

Hypothetical Ending Value: 99

Supplemental Redemption Amount (per unit) = $10 x	(99 – 100 100)	= $0	(Supplemental Redemption Amount cannot be less than zero)

Total payment on the maturity date (per unit) = $10 + $0 = $10

Example 3—On the maturity date, the Reference Index, as adjusted, is above the Threshold Value:

Starting Value: 97

Threshold Value: 100

Hypothetical Ending Value: 105

Supplemental Redemption Amount (per unit) = $10 x	(105 – 100 100)	= $.50

Total payment on the maturity date (per unit) = $10 + $.50 = $10.50

Will I receive interest payments on the PROCEEDS?

The interest payable on the PROCEEDS will vary and may be zero. We expect to pay interest, if any, in cash quarterly on the dates described under “Description of the PROCEEDS—Interest” in this prospectus supplement.

The interest payments, if any, on the PROCEEDS will depend on the hypothetical income of the Basket Units (the “Basket Unit Income”) held in the Reference Index over each quarterly calculation period and the level of the Reference Index at the end of that period. The Basket Unit Income will be based on the cash dividends in respect of the stocks in the Select 30 Basket and the value of premiums in respect of call options on those stocks. See “Description of the Select 30 Basket— Calculation of the Value of the Select 30 Basket” in

this prospectus supplement. If the level of the Reference Index (less any Basket Unit Income) falls below certain thresholds relative to the Floor Level (as defined herein) described in this prospectus supplement during any quarterly calculation period, you will not receive any interest payment for that quarterly calculation period and, in certain circumstances, you will not receive any interest payments for the remaining term of the PROCEEDS. See “Description of the PROCEEDS— Interest” in this prospectus supplement.

What are the costs associated with an investment in the PROCEEDS?

The level of the Reference Index will reflect the deduction of the following costs over the term of the PROCEEDS:

Index Adjustment Factor: The level of the Reference Index will reflect a 1.15% per annum reduction (the “Index Adjustment Factor”) that will be applied and accrue daily on the daily closing level of the Reference Index to the benefit of the Calculation Agent on the basis of a 365-day year from the date the PROCEEDS are issued to the public through the Valuation Date. The Index Adjustment Factor will remain at 1.15% per annum for as long as any hypothetical funds are allocated to Basket Units. If at any time that allocation is zero, the Index Adjustment Factor will not apply.

Daily Leverage Charge: To the extent that the hypothetical investment in the Basket Units is leveraged (i.e., increased with hypothetical borrowed funds) through the use of Leverage Units, the number of Leverage Units will be increased daily by an amount equal to the interest expense deemed to have been incurred on those funds (the “Daily Leverage Charge”). The Daily Leverage Charge will equal the number of Leverage Units outstanding on the applicable day multiplied by the Federal Funds rate on the applicable day plus 0.5%, divided by 360. This deemed interest expense will reduce the level of the Reference Index on each day that the Reference Index includes Leverage Units.

Implicit sales charge: An implicit sales charge is paid to MLPF&S upon the purchase of the PROCEEDS because the Starting Value will be set to 97, while the Threshold Value will equal 100. In order for you to receive a Supplemental Redemption Amount on the maturity date, the Ending Value must exceed 100 on the Valuation Date. Therefore, the level of the Reference Index must increase by more than approximately 3.1% for you to receive an amount in excess of $10 per unit of the PROCEEDS. This is analogous to paying an up front sales charge of 3% per unit of the PROCEEDS.

Basket Adjustment Factor: The value of the Select 30 Basket will reflect a 1.00% per annum reduction (the “Basket Adjustment Factor”) that will be applied and accrue daily based on the value of the Select 30 Basket at the end of the previous day on the basis of a 365-day year and will be subtracted from the Basket Unit Income on the Select 30 Basket at the end of each day prior to effecting any reallocation that day. The value of the Basket Adjustment Factor for any quarterly calculation period will not exceed the value of the Basket Unit Income on the Select 30 Basket for that quarterly calculation period. The Basket Adjustment Factor will accrue to the benefit of the Calculation Agent. Because the Basket Adjustment Factor reduces the value of the Select 30 Basket, the return on an investment in the “covered call” strategy

(as described in the section entitled “Description of the Select 30 Basket” in this prospectus supplement) represented by the Select 30 Basket, and therefore the Reference Index and the PROCEEDS, will be less than a return on a “covered call” strategy on the Select 30 Basket that did not include the Basket Adjustment Factor.

What does the “formula” do and when will the Reference Index undergo reallocations among the Index Components?

The formula determines the allocation of the hypothetical funds tracked by the Reference Index to the Basket Units (the “Targeted Exposure”), and the consequent allocations to the Zero Coupon Bond Units and the Leverage Units. The formula will cause these allocations to vary over the term of the PROCEEDS in order to participate in any appreciation of the Basket Units, but only to the extent consistent with the objective that the Reference Index level on the scheduled Valuation Date is at least 100.

An “Allocation Determination Event” will occur and a reallocation will be effected if the absolute value of the difference in (i) the closing value of the Basket Units in the Reference Index divided by the closing level of the Reference Index on any business day and (ii) the Targeted Exposure is greater than 5% of the Targeted Exposure. In addition, if at any time during any index business day the closing level of the S&P 500 Index has declined from its closing value on the previous index business day by 10% or more, an Allocation Determination Event will have been deemed to have occurred.

In general, the Targeted Exposure may increase following increases in the value of the Basket Units or decreases in the Floor Level (due to interest rate increases). Using Leverage Units, the Targeted Exposure may equal up to 150%. In general, the Targeted Exposure may decrease following decreases in the value of the Basket Units or increases in the Floor Level (due to interest rate decreases).

In some circumstances, the amount of the hypothetical funds tracked by the Reference Index allocated to the Basket Units may be reduced to zero, which will result in the hypothetical funds allocated to the Basket Units remaining at zero for the remaining term of the PROCEEDS. You should refer to “Risk Factors—Risk Factors Relating to the PROCEEDS and the Reference Index—Less than 100%, and possibly none, of the hypothetical funds tracked by the Reference Index may be allocated to the Basket Units” in this prospectus supplement.

For a detailed description of the formula and the Targeted Exposure, see the section entitled “The Select 30 PROCEEDS Index, Series 5— Reallocation of the hypothetical funds tracked by the Reference Index” in this prospectus supplement.

When would the formula allocate none of the hypothetical funds to the Basket Units, and what happens in that event?

If the “Cushion”, a ratio which reflects the level of the Reference Index relative to the value of the Floor Level, is less than 1% on any business day (a “Defeasance Event”), the formula will not allocate any hypothetical funds to the Basket Units. The “Floor Level” for any date will equal the value of a hypothetical zero coupon bond maturing on the scheduled Valuation Date with a yield equal to the applicable zero coupon rate based upon USD swap rates, plus the Fee Protection Factor (as described under “The Select 30 PROCEEDS Index, Series 5—Reallocation of hypothetical funds tracked by the Reference Index—Allocation Determination Events” in this prospectus supplement), if any.

Because the amount of the interest payments on the PROCEEDS will depend on the performance of the Basket Units in the Reference Index, no interest will be paid for the remaining term of the PROCEEDS after the occurrence of a Defeasance Event. In addition, the Reference Index will not participate in any subsequent increase in the value of the Basket Units and your payment on the maturity date will be limited to the $10 principal amount per unit (except as described under “The Select 30 PROCEEDS Index, Series 5—Defeasance Events” in this prospectus supplement). This means that, while a holder of Basket Units would benefit from a subsequent increase in the value of the Basket Units, a holder of PROCEEDS would not.

What is “leveraging” and how are the Leverage Units used?

The Leverage Units represent hypothetical borrowing that permits the Targeted Exposure to exceed 100%, subject to a maximum of 150%. When required by the formula, the Calculation Agent will use Leverage Units to increase the allocation of hypothetical funds to the Basket Units above 100%. The use of hypothetical borrowed funds will increase the Reference Index’s exposure to movements in the value of the Basket Units and will therefore make the Reference Index more volatile than the Select 30 Basket. Accordingly, if the value of the Basket Units increases when Leverage Units are outstanding, the level of the Reference Index may increase by a greater amount than will the value of the Basket

Units. Conversely, if the value of the Basket Units decreases when Leverage Units are outstanding, the level of the Reference Index may decrease by a greater amount than will the value of the Basket Units. For risks associated with the use of hypothetical borrowed funds, see “Risk Factors—Risk Factors Relating to the PROCEEDS and the Reference Index—The use of leverage may adversely affect the Supplemental Redemption Amount” in this prospectus supplement.

How has the Reference Index performed historically?

The Reference Index will not exist prior to the Pricing Date. However, we have included tables and graphs showing the hypothetical month-end closing level of the Reference Index during six different five year periods beginning on the business day immediately succeeding the third Friday in August of 1996, 1997, 1998, 1999, 2000 and 2001. These hypothetical closing levels have been calculated on the same basis that the Reference Index will be calculated. However, the calculations used to determine these levels contain assumptions and necessary estimates and approximations that will not be reflected in the calculation of the level of the Reference Index and interest payments over the term of the PROCEEDS. For further details on the calculation of these hypothetical levels, please refer to the section entitled “The Select 30 PROCEEDS Index, Series 5— Hypothetical Historical Data on the Reference Index” in this prospectus supplement.

We have provided this information to help you evaluate the hypothetical past performance of the Reference Index in various economic environments; however, this hypothetical past performance is not indicative of how the Reference Index will perform in the future.

What are the Select 30 Stocks and how are the Select 30 Stocks determined?

The Select 30 Stocks are determined by the Calculation Agent annually, first by identifying the 300 most liquid stocks in the S&P 500. From these stocks, at least 100 are identified which have the highest rankings for earnings and dividends growth, as ranked by the S&P Common Stock Ranking System. These 100 or more stocks are then divided according to their Global Industry Classification Standard classifications. Finally, each of the thirty stocks having the highest annualized volatility across the Global Industry Classification Standard classifications are identified.

The Select 30 Stocks will be reconstituted on the business day immediately preceding the third Friday in July of each year or, under certain circumstances, on a day shortly after that date, as described in this prospectus supplement. The current Select 30 Basket was constituted in July 2006 and it will be reconstituted in July 2007. For more specific information about the Select 30 Stocks and their reconstitution, see the section entitled “Description of the Select 30 Basket— Determination of the Select 30 Stocks” in this prospectus supplement.

The PROCEEDS are debt obligations of ML&Co. and an investment in the PROCEEDS does not entitle you to any ownership interest in the Select 30 Stocks.

What is the “Select 30 Basket” and what does it measure?

The Select 30 Basket is designed to track the performance of a hypothetical “covered call” strategy for the Select 30 Stocks. A “covered call” strategy on a portfolio is an investment strategy in which a hypothetical investor:

•	is deemed to buy stocks; and

•	is deemed to sell call options on the stocks with exercise prices higher than the prices of the stocks when the options are priced.

A “covered call” strategy provides income from option premiums, or the value of the option when it is priced, helping, to a limited extent, to offset losses if there is a decline in the prices of the stocks to which the options relate. However, the strategy limits participation in the appreciation of a stock beyond the option’s exercise price. Thus, in a period of significant stock market increases, a “covered call” strategy will tend to produce lower returns than ownership of the related stock. See “Risk Factors— Risk Factors Relating to the Basket Units—The appreciation of the Select 30 Basket will be capped due to the ‘covered call’ strategy” in this prospectus supplement.

The value of the Select 30 Basket is based on hypothetical purchases of the Select 30 Stocks, including the value of the dividends on those stocks, and hypothetical premiums on call options sold on each of those stocks, as reduced by a pro rata portion of the Basket Adjustment Factor.

An investment in the PROCEEDS does not entitle you to any dividends, voting rights, option premiums or any other ownership interest in respect of the securities included in the Select 30 Basket.

How will the Calculation Agent determine the value of hypothetical call options included in the Select 30 Basket?

The mark-to-market value of each hypothetical call option will be determined by the Calculation Agent in accordance with an option pricing formula and using prevailing market parameters as described in the section entitled “Description of the Select 30 Basket— Hypothetical Call Options—Valuation of Hypothetical Call Options” in this prospectus supplement.

What about taxes?

Each year, you will be required to pay taxes on ordinary income from the PROCEEDS over their term based upon an estimated yield for the PROCEEDS, even though you may not receive any variable quarterly interest payments or any other cash payments from us prior to the maturity date. We have determined this estimated yield, in accordance with regulations issued by the U.S. Treasury Department, solely in order for you to calculate the amount of taxes that you will owe each year as a result of owning a PROCEEDS. This estimated yield is neither a prediction nor a guarantee of what either the actual quarterly interest payments or the actual Supplemental Redemption Amount will be, or that either the actual quarterly interest payments or the actual Supplemental Redemption Amount will even exceed zero. We have determined that this estimated yield will equal         % per annum, compounded quarterly.

For further information, see “United States Federal Income Taxation” in this prospectus supplement.

Will the PROCEEDS be listed on a securities exchange?

The PROCEEDS will not be listed on any securities exchange and we do not expect a trading market for the PROCEEDS to develop, which may affect the price you receive for your PROCEEDS upon any sale prior to the maturity date. You should review “Risk Factors—A trading market for the PROCEEDS is not expected to develop and if trading does develop, the market price you may receive or be quoted for your PROCEEDS on a date prior to the stated maturity date will be affected by this and other important factors including our costs of developing, hedging and distributing the PROCEEDS” in this prospectus supplement.

What price can I expect to receive if I sell the PROCEEDS prior to the stated maturity date?

In determining the economic terms of the PROCEEDS, and consequently the potential return on the PROCEEDS to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the PROCEEDS. In structuring the economic terms of the PROCEEDS, we seek to provide investors with what we believe to be commercially reasonable terms and to provide MLPF&S with compensation for its services in developing the PROCEEDS.

If you sell your PROCEEDS prior to the stated maturity date, you will receive a price determined by market conditions for the security. This price may be influenced by many factors, such as interest rates, volatility and the current level of the Reference Index. In addition, the price, if any, at which you could sell your PROCEEDS in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the PROCEEDS, namely the underwriting discount paid in respect of the PROCEEDS, and compensation for developing and hedging the product. Depending on the impact of these factors, you may receive significantly less than the principal amount of your PROCEEDS if sold before the stated maturity date.

In a situation where there had been no movement in the level of the Reference Index and no changes in the market conditions from those existing on the date of this prospectus supplement, the price, if any, at which you could sell your PROCEEDS in a secondary market transaction is expected to be lower than the original issue price. This is due to, among other things, our costs of developing, hedging and distributing the PROCEEDS. Any potential purchasers of your PROCEEDS in the secondary market are unlikely to consider these factors.

What is the role of MLPF&S?

Our subsidiary MLPF&S is the underwriter for the offering and sale of the PROCEEDS. After the initial offering, MLPF&S intends to buy and sell the PROCEEDS to create a secondary market for holders of the PROCEEDS, and may stabilize or maintain the market price of the PROCEEDS during their initial distribution. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

What is the role of Merrill Lynch International?

MLI, as the Calculation Agent, will be our agent for purposes of determining, among other things, the level of the Reference Index, the value of the Basket Units and the call options, the occurrence of an Allocation Determination Event, any reallocations of the hypothetical funds tracked by the Reference Index, the Ending Value and the Supplemental Redemption Amount. Under certain circumstances, MLI’s role as Calculation Agent, its other business activities or its affiliation to ML&Co. could give rise to conflicts of interest. MLI is required to carry out its duties as Calculation Agent in good faith and using its reasonable judgment.

What is ML&Co.?

Merrill Lynch & Co., Inc. is a holding company with various subsidiary and affiliated companies that provide investment, financing, insurance and related services on a global basis. For information about ML&Co. see the section entitled “Merrill Lynch & Co., Inc.” in the accompanying prospectus. You should also read the other documents we have filed with the Securities and Exchange Commission, which you can find by referring to the section entitled “Where You Can Find More Information” in this prospectus supplement.

RISK FACTORS

Investment in the PROCEEDS involves risks, which include, but are not limited to, the risks referred to below. The level of the Reference Index may decrease as well as increase. If you receive only the principal amount of the PROCEEDS on the maturity date, you will have incurred a significant loss of opportunity to otherwise profit from the amount invested. In addition, the PROCEEDS are illiquid and if you sell the PROCEEDS prior to the maturity date, your sale price may be substantially less than the principal amount of the PROCEEDS.

You should consult your financial and legal advisors concerning risks associated with an investment in the PROCEEDS and the suitability of investing in your PROCEEDS in light of your particular circumstances. In addition, you should consult your tax advisors concerning the characterization of the PROCEEDS as contingent payment debt instruments for United States federal income tax purposes.

RISK FACTORS RELATING TO THE PROCEEDS AND THE REFERENCE INDEX

Less than 100%, and possibly none, of the hypothetical funds tracked by the Reference Index may be allocated to the Basket Units

The formula that determines the Index Component allocations is designed so that the level of the Reference Index should equal at least 100 on the scheduled Valuation Date, even upon the occurrence of a Defeasance Event. The formula will allocate the hypothetical funds to the Basket Units, but only to the extent consistent with the objective that the Reference Index level on the scheduled Valuation Date equal at least 100. Certain economic or market factors, such as low interest rates or insufficient gains by the Basket Units to offset the costs embedded in the Reference Index, will cause the allocation in the Zero Coupon Bond Units to be increased.

Any allocation of the hypothetical funds to Zero Coupon Bond Units will reduce the probability that the Reference Index will reflect any increases in the value of the Basket Units, which is the primary Index Component likely to result in appreciation in the Reference Index level. If the Reference Index level does not exceed 100 on the Valuation Date, the PROCEEDS will only return their principal amount on the maturity date, and you will have incurred substantial economic opportunity losses. Initially, between 0% and 5% of the hypothetical funds is expected to be allocated to the Zero Coupon Bond Units.

The performance of the Basket Units may exceed the performance of the Reference Index

The Calculation Agent will adjust the allocations of hypothetical funds among the Index Components systematically using the formula. Accordingly, the performance of the Reference Index will likely differ significantly from the performance of each of the Index Components.

Initially, between 0% and 5% of the hypothetical funds tracked by the Reference Index is expected to be allocated to the Zero Coupon Bond Units. However, the percentage of hypothetical funds represented by Zero Coupon Bond Units may increase or decrease during the term of the PROCEEDS, depending upon the performance of the Basket Units, the effect of any Leverage Units and the then-current interest rate environment. Changes in economic conditions may cause a change in the allocations of hypothetical funds among the Index Components as determined by the formula. The timing of any rebalancing, and the magnitude of the reallocations, may result in less than full participation in the increases, if any, in the value of the Basket Units, which would in turn affect the level of the Reference Index, and as a result the Supplemental Redemption Amount.

Because the formula is designed so that the level of the Reference Index should equal at least 100 on the scheduled Valuation Date, the allocation of hypothetical funds to the Zero Coupon Bond Units may increase during the term of the PROCEEDS depending upon the performance of the Basket Units and interest rates. Should the allocation of hypothetical funds to the Basket Units be reduced to zero, that allocation will remain at zero for the remaining term of the PROCEEDS and your payment on the maturity date will be limited to the $10 principal amount per unit (except as described under “The Select 30 Proceeds Index, Series 5—Defeasance Events” in this prospectus supplement). This means that, while a holder of Basket Units would benefit from a subsequent increase in the value of the Basket Units, a holder of PROCEEDS would not.

The level of the Reference Index will not increase or decrease directly in proportion with increases or decreases in the value of the Basket Units due to the allocation of the Reference Index’s hypothetical funds to other Index Components. The Basket Units may increase in value substantially over the duration of the PROCEEDS, but the Supplemental Redemption Amount of the PROCEEDS may reflect little, if any, of that increase. The Supplemental Redemption Amount of the PROCEEDS may represent a yield less than the yield you would earn if you invested directly in the Basket Units or their equivalent or in the Zero Coupon Bond Units or their equivalent.

Certain other similar investments offered by our affiliates have lost all potential for appreciation

Our affiliates have offered indexed investments based upon rebalancing formulas similar to the PROCEEDS, certain of which have, in fact, terminated all exposure to the instruments equivalent to the Basket Units, which has resulted in a loss of the opportunity to profit from the amount invested.

The use of leverage may adversely affect the Supplemental Redemption Amount

The Targeted Exposure may be as much as 150% pursuant to the formula. Exposure above 100% would reflect the use of leverage, as represented by the allocation to Leverage Units. This leverage offers the potential for increases in the level of the Reference Index greater than any corresponding increase in the value of the Basket Units, but also entails a high degree of risk, including the risk of decreases in the level of the Reference Index greater than any corresponding decrease in the value of the Basket Units. In addition, the deemed interest expense associated with the allocation to Leverage Units will reduce the level of the Reference Index daily, which will result in a reduction in the Ending Value.

Reference Index rebalancing procedures may adversely impact the Supplemental Redemption Amount

The Reference Index tracks the performance of a hypothetical investment in the Index Components whose allocations of hypothetical funds will be rebalanced from time to time according to the rebalancing procedures described in this prospectus supplement. The timing and magnitude of any change in the allocations among the Index Components will be based on certain threshold values used in the formula as described herein. For example, under the rebalancing procedures, we expect the allocation to the Basket Units to increase as the level of the Reference Index increases or the Floor Level decreases and to decrease as the level of the Reference Index decreases or the Floor Level increases. This may expose the Reference Index to a higher risk of decreases (and a higher possibility of increases) if, for example, the Leverage Units are used to obtain more exposure to the Basket Units. In addition, certain market conditions, such as high volatility of the Basket Units or low interest rates, may result in larger reallocations among the Index Components. The timing and frequency of the reallocations among the Index Components may affect the level of the Reference Index on the Valuation Date, which in turn could affect the Supplemental Redemption Amount.

Fees, deductions and charges will reduce the Supplemental Redemption Amount

Your return on the PROCEEDS will reflect the deduction of certain fees, deductions and charges. These fees, deductions and charges include explicit charges that will be deducted from the level of the Reference Index over the term of the PROCEEDS, namely the Index Adjustment Factor and the Daily Leverage Charge. Also, there is an implicit sales charge paid upon the purchase of the PROCEEDS because the Starting Value will be set below the Threshold Value on the Pricing Date. In addition, the value of the Select 30 Basket will reflect the reduction of the Basket Adjustment Factor which, if the Reference Index includes Basket Units, will reduce the level of the Reference Index over the term of the PROCEEDS by reducing the value of the Basket Units. See “Fees, Deductions and Charges” in this prospectus supplement. The net effect of these fees, deductions and charges will be to decrease the level of the Reference Index on the Valuation Date, thereby reducing the Ending Value. Accordingly, the Supplemental Redemption Amount payable to you on the maturity date will be less than it would have been absent these fees, deductions and charges.

Potential conflicts of interest could arise

We may face possible conflicts of interest in connection with our obligations under the PROCEEDS. We may presently, or from time to time, engage in investment banking and other activities for or provide services to the Companies issuing the Select 30 Stocks (each, a “Select 30 Company”) or trade in the Select 30 Stocks for our own account or for the account of others. In particular, potential investors should note that our affiliates may execute transactions on behalf of Select 30 Companies regularly in various capacities, and may extend loans or act in an advisory capacity. All of these activities may result in conflicts of interest with respect to the financial interests of our affiliates and your financial interests.

The Calculation Agent is responsible for the calculation of the Reference Index pursuant to the formula. While the application of the formula is largely objective, there are certain situations where the Calculation Agent will exercise judgment in its capacity as the Calculation Agent. The Calculation Agent will also be responsible for calculating the value of the Basket Units and determining the Select 30 Stocks.

The Calculation Agent for the PROCEEDS is MLI, our affiliate. Under certain circumstances, MLI as our subsidiary and its responsibilities as Calculation Agent for the PROCEEDS could give rise to conflicts of interest. MLI is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, because we control MLI, potential conflicts of interest could arise.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the amounts due on the maturity date of the PROCEEDS. We may seek competitive terms in entering into the hedging arrangements for the PROCEEDS, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliated companies. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

In addition to the compensation paid at the time of the original sale of the PROCEEDS, MLPF&S will pay an amount beginning on each anniversary of the Pricing Date in 2008 through 2012 to brokers whose clients purchased the units in the initial distribution and who continue to hold their PROCEEDS. This additional amount will accrue at an annualized rate of 0.5% per unit for each day that hypothetical funds are allocated to Basket Units based on the amount payable on the maturity date of the PROCEEDS calculated as if the applicable payment date is the maturity date and the Ending Value is equal to the closing level of the Reference Index on that date. Also, MLPF&S may from time to time pay additional amounts to brokers whose clients purchased PROCEEDS in the secondary market and continue to hold those PROCEEDS. As a result of these payments, your broker will receive a financial benefit each year you retain your investment in the PROCEEDS.

The level of the Reference Index on the Valuation Date must be more than approximately 3.1% higher than the Starting Value for you to receive a Supplemental Redemption Amount on the stated maturity date

The Starting Value will be set to 97 on the Pricing Date. As a result, the level of the Reference Index must increase by more than approximately 3.1% as of the Valuation Date in order for you to receive a Supplemental Redemption Amount. If the level of the Reference Index declines, or does not increase sufficiently, you will receive only the principal amount of your investment, in addition to any interest payment due, on the maturity date, which could represent a significant loss of opportunity to otherwise profit from the amount invested in the PROCEEDS.

The interest payable on the PROCEEDS, if any, will vary

The interest payments, if any, on the PROCEEDS will depend on the Basket Unit Income in the Reference Index over each quarterly calculation period and the level of the Reference Index at the end of that period. If the level of the Reference Index (less any Basket Unit Income) falls below certain thresholds relative to the Floor Level described in this prospectus supplement during any quarterly calculation period (except the last quarterly calculation period before the maturity date), you will not receive any interest payment for that quarterly calculation period and, in certain circumstances, you will not receive any interest payments for the remaining term of the PROCEEDS. See “Description of the PROCEEDS—Interest” in this prospectus supplement.

The yield on the PROCEEDS may be lower than the yield on other debt securities of comparable maturity

Even if payment on the PROCEEDS on the maturity date exceeds the principal amount of the PROCEEDS, this payment may represent a yield less than the yield you would have earned if you had bought a traditional interest bearing debt security of ML&Co. with the same stated maturity date.

A trading market for the PROCEEDS is not expected to develop and if trading does develop, the market price you may receive or be quoted for your PROCEEDS on a date prior to the stated maturity date will be affected by this and other important factors including our costs of developing, hedging and distributing the PROCEEDS

The PROCEEDS will not be listed on any securities exchange and we do not expect a trading market for the PROCEEDS to develop. Although our affiliate MLPF&S has indicated that it currently expects to bid for PROCEEDS offered for sale to it by holders of the PROCEEDS, it is not required to do so and may cease making those bids at any time. The limited trading market for your PROCEEDS may affect the price that you receive for your PROCEEDS if you do not wish to hold your investment until the maturity date.

If MLPF&S makes a market in the PROCEEDS, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price, if any, at which you could sell your PROCEEDS in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the PROCEEDS, namely the underwriting discount paid in respect of the PROCEEDS and other costs associated with the PROCEEDS, including compensation for developing and hedging the product. This quoted price could be higher or lower than the $10 principal amount. Furthermore, there is no assurance that MLPF&S or any other party will be willing to buy the PROCEEDS. MLPF&S is not obligated to make a market in the PROCEEDS.

Assuming there is no change in the level of the Reference Index and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your PROCEEDS in a secondary market transaction is expected to be lower than the $10 principal amount. This is due to, among other things, the fact that the $10 principal amount included, and secondary market prices are likely to exclude, underwriting discount paid with respect to, and the developing and hedging costs associated with, the PROCEEDS.

Ownership of the PROCEEDS does not entitle you to any rights with respect to any securities tracked by the Index Components

You will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, any of the Index Components or Select 30 Stocks.

Changes in our credit ratings may affect the value of the PROCEEDS

Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the PROCEEDS. However, because your return on the PROCEEDS is dependent upon factors in addition to our ability to pay our obligations under the PROCEEDS, such as the percentage increase, if any, in the level of the Reference Index on the Valuation Date, an improvement in our credit ratings will not reduce the other investment risks related to the PROCEEDS.

An investment in the PROCEEDS will have tax consequences

You should consider the tax consequences of investing in the PROCEEDS. See the section entitled “United States Federal Income Taxation” in this prospectus supplement.

RISK FACTORS RELATING TO THE BASKET UNITS

Volatility of the markets may adversely affect the value of the Basket Units

Movements in the value of the Select 30 Stocks and the relevant options in the Select 30 Basket tracked by the Basket Units may be volatile from quarter to quarter. High volatility of the Basket Units will increase the likelihood of larger allocation changes among the Index Components upon an Allocation Determination Event (as described in the section entitled “The Select 30 PROCEEDS Index, Series 5— Reallocation of the Hypothetical Funds tracked by the Reference Index—Allocation Determination Events” in this prospectus supplement). A rebalancing may result in reallocation from the Basket Units to the Zero Coupon Bond Units, thus reducing or eliminating the possibility of future increases in the level of the Reference Index. A rebalancing may also result in hypothetical selling or buying of Basket Units at a time when prices for those sales or purchases are unfavorable due to prevailing market conditions.

There may be delays between the determination of an Allocation Determination Event and reallocation of hypothetical funds which could affect the level of the Reference Index

The Calculation Agent will determine whether an Allocation Determination Event has occurred and, if so, the Targeted Exposure at the beginning of a Business Day based on the values of the Reference Index, the Basket Units and the Cushion at the close of business on the previous Business Day, but any necessary reallocation will be effected at the close of business on the Business Day on which the occurrence of the Allocation Determination Event is determined. As a result:

•	the Calculation Agent may determine that an Allocation Determination Event has occurred even if the values of the Reference Index, the Select 30 Basket and the Cushion at the time the reallocation is effected would not result in an Allocation Determination Event;

•	the Reference Index may be exposed to a greater extent to losses on the Basket Units between the determination of the occurrence of an Allocation Determination Event and the resulting reallocation than would be the case if a reallocation were effected immediately following determination of the Targeted Exposure;

•	the Reference Index may not as fully participate in any appreciation of the Basket Units that occurs between the determination of the occurrence of an Allocation Determination Event and the resulting reallocation as it would if a reallocation were effected immediately following determination of the Targeted Exposure; and

•	the Calculation Agent may effect a greater or lesser allocation of the level of the Reference Index to the Basket Units than otherwise would be required if the occurrence of an Allocation Determination Event were determined by the Calculation Agent at the end of that Business Day.

The valuation of hypothetical call options for purposes of determining the occurrence of an Allocation Determination Event will be different than the valuation of hypothetical call options for purposes of effecting a reallocation

For purposes of determining the occurrence of an Allocation Determination Event, the value of hypothetical call options in the Select 30 Basket will be determined using mid-market implied volatility (or the arithmetic mean of bid-side and offered-side implied volatility). However, reallocations will be effected through:

•	deemed purchases of Basket Units at prices that reflect the value of call options determined using bid-side implied volatility, which will result in Basket Units being purchased at a higher price than will be subsequently reflected in the level of the Reference Index; and

•	deemed sales of Basket Units at prices that reflect the value of call options determined using offered-side implied volatility, which will result in Basket Units being sold at a price lower than was previously reflected in the level of the Reference Index.

As a result, the level of the Reference Index will be reduced following each reallocation. See “Description of the Select 30 Basket—Hypothetical Call Options—Valuation of Call Options” in this prospectus supplement.

The appreciation of the Select 30 Basket will be capped due to the “covered call” strategy

Because the exercise price of each hypothetical call option limits the portion of any appreciation in the value of each Select 30 Stock to the amount by which the exercise price exceeds the price of the related stock at the time the call option is priced, the Select 30 Basket will not participate as fully in the appreciation of the Select 30 Stocks as would a direct investment in those stocks. If the value of a Select 30 Stock increases by an amount greater than the amount by which the exercise price exceeds the price of that stock at the time the call option is priced, the value of the Select 30 Basket will be less than it would be if it reflected a direct investment in that stock.

The use of Basket Unit Income to make interest payments will reduce the value of the Basket Units at the end of each quarterly calculation period and may cause an Allocation Determination Event

The value of Basket Unit Income will be removed from the value of the Select 30 Basket on the last day of each quarterly calculation period. The deduction of the value of the Basket Unit Income will reduce the value of the Basket Units and may cause an Allocation Determination Event in which the allocation of the hypothetical funds to the Basket Units is reduced, even if the prices of any of the Select 30 Stocks have not fallen. This Allocation Determination Event may reduce the allocation of the Reference Index to the Basket Units, possibly to zero, in which case it would remain at zero for the remaining term of the PROCEEDS. See “—Risk Factors Relating to the PROCEEDS and the Reference Index—Less than 100%, and possibly none, of the hypothetical funds tracked by the Reference Index may be allocated to the Basket Units” above.

The ability of the Calculation Agent to effect a reallocation upon a 10% decline in the value of the S&P 500 Index may not prevent significant losses in the value of the Basket Units

If at any time during any Index Business Day the level of the S&P 500 Index declines from its closing level on the previous Index Business Day by 10% or more, the Calculation Agent, as soon as reasonably practicable, will determine the Targeted Exposure and reallocate the hypothetical funds tracked by the Reference Index among the Index Components so that the percentage of the Reference Index hypothetically invested in the Basket Units is as close as is reasonably practicable to the Targeted Exposure. However, the ability of the Calculation Agent to effect this reallocation may not prevent losses in the value of the Basket Units because of potential delays in effecting the reallocation pursuant to the formula under the market conditions at that time.

In addition, the Select 30 Basket does not include all of the stocks in the S&P 500 Index. As a result, the Select 30 Basket (and therefore the Basket Units) may decline at a faster rate than the S&P 500 Index, resulting in a decline in the value of the Basket Units in excess of 10% before the implementation of a reallocation during that Index Business Day. In addition, the value of the Basket Units may decline by more than 10% during an Index Business Day even though the S&P 500 Index does not decline by 10% or more during that day. In these circumstances, the Calculation Agent will not determine whether an Allocation Determination Event has occurred until the following Index Business Day and will not effect any reallocation until the close of business on that following Index Business Day.

The use of leverage may increase the risk of loss in the value of the Basket Units

If the Index Components include Leverage Units, your PROCEEDS will be exposed to a greater degree of leverage than that represented by Basket Units alone. Accordingly, a small downward movement in the value of the Basket Units may result in a significantly larger reduction in the Reference Index.

DESCRIPTION OF THE PROCEEDS

ML&Co. will issue the PROCEEDS as a series of senior debt securities under the 1983 Indenture, which is more fully described in the accompanying general prospectus supplement. The Bank of New York has succeeded JPMorgan Chase Bank, N.A. as the trustee under such indenture. The PROCEEDS will mature on July     , 2012.

The PROCEEDS will not be subject to redemption by ML&Co. or at the option of any holder of the PROCEEDS before the maturity date.

ML&Co. will issue the PROCEEDS in denominations of whole units, each with a principal amount of $10 per unit. You may transfer the PROCEEDS only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the PROCEEDS in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the PROCEEDS. You should refer to the section entitled “Description of the Debt Securities—Depositary” in the accompanying general prospectus supplement.

The PROCEEDS will not have the benefit of any sinking fund.

Payment on the maturity date

On the maturity date, a holder of a PROCEEDS will be entitled to receive the principal amount of, in addition to any interest payment due on, that PROCEEDS plus a Supplemental Redemption Amount, if any, all as provided below. If the Ending Value does not exceed the Threshold Value, a holder will be entitled to receive only the principal amount, in addition to any interest payment due, of the PROCEEDS.

The “Supplemental Redemption Amount” for a PROCEEDS will be determined by the Calculation Agent and will equal:

principal amount ($10 per unit) of each PROCEEDS x	(	Ending Value – Threshold Value Threshold Value	)

provided, however, that in no event will the Supplemental Redemption Amount be less than zero.

The “Ending Value” will be determined by the Calculation Agent and will equal the closing level of the Reference Index determined on the Valuation Date.

The “Threshold Value” will equal 100.

The “Starting Value” will be set to 97 on the date the PROCEEDS are priced for initial sale to the public (the “Pricing Date”).

Because the Starting Value will be set to 97, which is less than the Threshold Value, we will pay you a Supplemental Redemption Amount only if the Ending Value is approximately 3.1% greater than the Starting Value on the Valuation Date. If the Ending Value is less than or equal to the Threshold Value, the Supplemental Redemption Amount will be zero. We will pay you the principal amount of your PROCEEDS, in addition to any interest payment due, regardless of whether any Supplemental Redemption Amount is payable.

The “Valuation Date” will be the seventh scheduled Index Business Day before the maturity date, or if that day is not an Index Business Day, the next Index Business Day; provided, however, that if no Index Business Days occur between the seventh scheduled Index Business Day before the maturity date and the second scheduled Index Business Day before the maturity date, the Valuation Date will be the second scheduled Index Business Day before the maturity date, regardless of the occurrence of a Market Disruption Event.

An “Index Business Day” means a day, as determined by the Calculation Agent, on which securities comprising more than 80% of the value of the Select 30 Basket on that day are capable of being traded on their relevant exchanges during the one-half hour before the determination of the closing level of the Reference Index for that day.

Interest

The interest payable on the PROCEEDS will vary and may be zero. We will pay interest, if any, in cash quarterly on the third Banking Business Day following each Commencement Date and on the maturity date. A “Commencement Date” will be the first Index Business Day immediately following an Interest Determination Date. An “Interest Determination Date” will be the third Friday of each March, June, September and December of each year unless such third Friday is not a scheduled Index Business Day, in which case the Interest Determination Date will be the Index Business Day immediately preceding such third Friday. A “Business Day” means any day on which the New York Stock Exchange (the “NYSE”), the American Stock Exchange (the “AMEX”) and The Nasdaq Stock Market (the “Nasdaq”) are open for trading. A “Banking Business Day” means any day other than a Saturday or Sunday that is not a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

The interest payments, if any, on the PROCEEDS will depend on the income, if any, deemed to be derived from the Basket Units held in the Reference Index over each quarterly calculation period, and the level of the Reference Index at the end of that period as described in the next paragraph. This hypothetical income from the Basket Units (the “Basket Unit Income”) will be based on the cash dividends in respect of the Select 30 Stocks and the value of premiums in respect of call options on those stocks. See “Description of the Select 30 Basket—Calculation of the Value of the Select 30 Basket” in this prospectus supplement. The Zero Coupon Bond Units and the Leverage Units will not produce hypothetical income for purposes of the interest payments on the PROCEEDS.

The interest payment on the PROCEEDS, if any, for any quarterly calculation period will be based on figures determined on the Interest Determination Date and will equal:

Number of Basket Units x Adjusted Quarterly Income

provided the Calculation Agent determines that the level of the Reference Index (less any Basket Unit Income) is greater than 105% of the Floor Level at the close of business on the Interest Determination Date of any quarterly calculation period, except the last quarterly calculation period before the maturity date, for which any interest payment will be paid in addition to the Supplemental Redemption Amount. For a description of how the Adjusted Quarterly Income is calculated, see “Description of the Select 30 Basket—Calculation of the Value of the Select 30 Basket” in this prospectus supplement.

Interest will be calculated from, and including, each Commencement Date to, but excluding, the next Commencement Date, provided that the initial quarterly calculation period will commence on, and include, the initial settlement date for the PROCEEDS and the final quarterly calculation period will extend to, and include, the Valuation Date. No interest will accrue on the PROCEEDS after the Valuation Date. The interest payment date related to any quarterly calculation period with respect to which interest is paid will be the interest payment date following the Interest Determination Date of the applicable quarterly calculation period or, with respect to the final quarterly calculation period, the stated maturity date. The Calculation Agent will notify the indenture trustee of the amount of interest payable on or before the second Banking Business Day immediately following the Interest Determination Date of the applicable quarterly calculation period. Interest will be payable to the persons in whose names the PROCEEDS are registered at the close of business on the Commencement Date, except any interest due on the maturity date will be payable to the person to whom principal is payable.

As described above, the interest, if any, on the PROCEEDS will depend on the allocation of the hypothetical funds to the Basket Units and on the Basket Unit Income. However, if at the close of business on the Interest Determination Date of any quarterly calculation period (except the last quarterly calculation period before the maturity date), the Calculation Agent determines that the level of the Reference Index (less any Basket Unit Income) is less than 105% of the Floor Level, the Calculation Agent will be deemed to reinvest the value of any Basket Unit Income relating to that quarterly calculation period in the Basket Units at the close of business on the next Commencement Date (by increasing the number of Basket Units included in the Reference Index) and no interest will be payable on the PROCEEDS on the interest payment date relating to that quarterly calculation period. See “The Select 30 PROCEEDS Index, Series 5—Calculation of The Reference Index— Reinvestment of the Basket Unit Income” in this prospectus supplement.

If the amount allocated to the Basket Units is zero at any time during the term of the PROCEEDS (either following an Allocation Determination Event or a Defeasance Event), it will remain zero for the remaining term of the PROCEEDS and no interest will be paid for the remaining term of the PROCEEDS. See “Risk Factors— Risk Factors Relating to the PROCEEDS and the Reference Index—Less than 100%, and possibly none, of the hypothetical funds tracked by the Reference Index may be allocated to the Basket Units” in this prospectus supplement.

Adjustments to the Reference Index; Market Disruption Events

If the value (including a closing value) of any component of the Reference Index is unavailable on any Business Day because of a Market Disruption Event or otherwise, unless deferred by the Calculation Agent as described below, the Calculation Agent will determine the value of each Index Component for which no value is available as follows:

•	the value of any Select 30 Stock for which no value is available will be the arithmetic mean, as determined by the Calculation Agent, of the value of that stock obtained from as many dealers in equity securities (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding three of those dealers, as will make that value available to the Calculation Agent;

•	the value of any hypothetical call option related to a Select 30 Stock for which no value is available will be the arithmetic mean, as determined by the Calculation Agent, of the offer prices of that option obtained from as many dealers in options (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding three of those dealers, as will make that value available to the Calculation Agent;

•	the value of the Zero Coupon Bond Units will be the arithmetic mean, as determined by the Calculation Agent, of the value of the hypothetical bond tracked by the Zero Coupon Bond Units obtained from as many dealers in fixed-income securities (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding three of those dealers, as will make that value available to the Calculation Agent; and

•	the value, if any, of the Leverage Units will be calculated as described in the section entitled “The Select 30 PROCEEDS Index, Series 5” in this prospectus supplement.

The Calculation Agent will use the value of the Select 30 Stocks and the related hypothetical call options to determine the value of the Basket Units. The Calculation Agent will then calculate the level of the Reference Index and, if earlier than the Valuation Date, will determine whether an Allocation Determination Event has occurred. If the Calculation Agent determines that an Allocation Determination Event has occurred, it will reallocate the hypothetical funds tracked by the Reference Index as described in the section entitled “The Select 30 PROCEEDS Index, Series 5—Reallocation of the Hypothetical Funds tracked by the Reference Index” in this prospectus supplement.

The determination of any of the above values or of an Allocation Determination Event by the Calculation Agent in the event any of those values is unavailable may be deferred by the Calculation Agent for up to ten consecutive Business Days on which Market Disruption Events are occurring. Following this period, the Calculation Agent will determine the relevant values in consultation with ML&Co. No reallocation of the level of the Reference Index will occur on any day the determination of any of the above values is so deferred.

“Market Disruption Event” means either of the following events as determined by the Calculation Agent:

(A)	the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise the Select 30 Basket; or

(B)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to 20% or more of the stocks which are then included in the Select 30 Basket.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the applicable exchange;

(2)	a limitation on trading imposed during the course of a day by reason of movements in price otherwise exceeding levels permitted by the applicable exchange will constitute a Market Disruption Event;

(3)	a decision to permanently discontinue trading in the relevant futures, or option contracts related to the Reference Index, or any successor index, will not constitute a Market Disruption Event;

(4)	a suspension in trading in a futures or option contract on a stock which is then included in the Select 30 Basket by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension or material limitation of trading in futures or option contracts related to that stock;

(5)	an absence of trading on the applicable exchange will not include any time when that exchange is closed for trading under ordinary circumstance; and

(6)	for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the calculation agent, will be considered “material”.

The occurrence of a Market Disruption Event could affect the calculation of the payment you may receive on the maturity date. See the section entitled “—Payment on the maturity date” above.

All determinations made by the Calculation Agent are to be made in good faith and in a commercially reasonable manner and, absent a determination of a manifest error, will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the PROCEEDS.

Events of Default and Acceleration

In case an Event of Default (as described under “Description of Debt Securities—Events of Default” in the accompanying general prospectus supplement) with respect to any PROCEEDS has occurred and is continuing, the amount payable to a holder of a PROCEEDS upon any acceleration permitted by the PROCEEDS, with respect to each PROCEEDS, will be equal to the principal amount and the Supplemental Redemption Amount, if any, calculated as though the date of acceleration were the stated maturity date of the PROCEEDS, provided, however, the Index Adjustment Factor will be applied to the values used to calculate the Supplemental Redemption Amount as if the PROCEEDS had not been accelerated and had remained outstanding to the stated maturity date. See “—Payment on the maturity date” in this prospectus supplement.

In case of default in payment of the PROCEEDS, whether at an interest payment date, the stated maturity date or upon acceleration, from and after that date the PROCEEDS will bear interest, payable upon demand of their holders, at the then current Federal Funds Rate, reset daily, as determined solely for purposes of determining the rate of interest upon default in payment, by reference to Reuters page FEDFUNDS1 under the caption “EFFECT” to the extent that payment of any interest is legally enforceable on the unpaid amount due and payable on that date in accordance with the terms of the PROCEEDS to the date payment of that amount has been made or duly provided for. “Reuters page FEDFUNDS1” means such page or any successor page, or page on a successor service, displaying such rate. If the Federal Funds Rate cannot be determined by reference to Reuters page FEDFUNDS1, the Federal Funds Rate will be:

(1)	the rate with respect to the particular interest determination date for United States dollar federal funds as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective)”, or

(2)	if the rate referred to in clause (1) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to the particular interest determination date calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include the agent or its affiliates, selected by the calculation agent prior to 9:00 A.M., New York City time, on the Banking Business Day following that interest determination date, or

(3)	if the brokers selected by the Calculation Agent are not quoting as mentioned in clause (2), the Federal Funds Rate for the Banking Business Day preceding the particular interest determination date.

FEES, DEDUCTIONS AND CHARGES

Your return on the PROCEEDS will reflect the deduction of the following costs over the term of the PROCEEDS:

Index Adjustment Factor. The level of the Reference Index will reflect a 1.15% per annum reduction (the “Index Adjustment Factor”) that will be applied and accrue daily on the daily closing level of the Reference Index to the benefit of the Calculation Agent on the basis of a 365-day year from the date the PROCEEDS are issued to the public through the Valuation Date. The Index Adjustment Factor will remain at 1.15% per annum for as long as any hypothetical funds are allocated to Basket Units. If at any time the allocation of hypothetical funds to the Basket Units is zero, the Index Adjustment Factor will not apply.

Daily Leverage Charge. To the extent that the hypothetical investment in the Basket Units is leveraged (i.e., increased with hypothetical borrowed funds) through the use of Leverage Units, the number of Leverage Units will be increased daily by an amount equal to the interest expense deemed to have been incurred on those borrowed funds (the “Daily Leverage Charge”). The Daily Leverage Charge will equal the number of Leverage Units outstanding on the applicable day multiplied by the Federal Funds rate on the applicable day plus 0.5%, divided by 360. This deemed interest expense will reduce the level of the Reference Index on each day that the Reference Index includes Leverage Units.

Solely for purposes of determining the Daily Leverage Charge, “Federal Funds rate” means:

(1)	the rate on any day for United States dollar federal funds as published in H.15(519) under the caption “Federal Funds (Effective)” and displayed on Bloomberg or any successor service on page FEDL or any other page as may replace page FEDL on that service (“Bloomberg Page FEDL”); or

(2)	if the rate referred to in clause (1) does not appear on Bloomberg Page FEDL or is not published by 3:00 P.M., New York City time, on the relevant date, the rate on that date for United States dollar federal funds as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective)”; or

(3)	if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the relevant date, the rate on that date calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include MLPF&S or its affiliates, selected by the Calculation Agent as of 9:00 A.M., New York City time, on that date; or

(4)	if the brokers selected by the Calculation Agent are not quoting as mentioned in clause (3), the Federal Funds rate in effect on that date.

Implicit Sales Charge. An implicit sales charge will be paid to MLPF&S upon the purchase of the PROCEEDS because the Starting Value will be set to 97 on the Pricing Date, while the Threshold Value equals 100. In order for you to receive a Supplemental Redemption Amount on the maturity date, the Ending Value must exceed the Threshold Value on the Valuation Date. Therefore, the level of the Reference Index must increase by more than approximately 3.1% for you to receive an amount in excess of $10 per unit of the PROCEEDS. This is analogous to paying an up front sales charge of 3% per unit of the PROCEEDS.

Basket Adjustment Factor. The Calculation Agent will deduct the Basket Adjustment Factor from the closing value of the Select 30 Basket, thereby reducing the value of the Basket Units. Because the level of the Reference Index is based in part on the value of the Basket Units, the Basket Adjustment Factor will reduce the level of the Reference Index. The Basket Adjustment Factor will equal a pro rata amount equal to 1.00% per annum of the daily value of the Select 30 Basket at the end of the previous day accrued daily on the basis of a 365-day year and will be subtracted from the Basket Unit Income at the end of each day prior to effecting any reallocation that day; provided, however, the value of the Basket Adjustment Factor for any quarterly calculation period will not exceed the value of the Basket Unit Income for that quarterly calculation period. The hypothetical value of the Basket Adjustment Factor will accrue to the benefit of the Calculation Agent. Because the Basket Adjustment Factor reduces the value of the Select 30 Basket, the return on an investment in the “covered call” strategy represented by the Select 30 Basket, and therefore the Reference Index and the PROCEEDS, will be less than a return on a “covered call” strategy on the Select 30 Basket that did not include the Basket Adjustment Factor.

THE SELECT 30 PROCEEDS INDEX, SERIES 5

The Select 30 PROCEEDS Index, Series 5 is a composite index that will track the performance of hypothetical investments in two assets, the Basket Units and the Zero Coupon Bond Units, and one liability, the Leverage Units. Provided that a Defeasance Event does not occur, the amount of hypothetical funds allocated to each of the Index Components is expected to vary over the term of the PROCEEDS. The Calculation Agent will adjust the allocations systematically using the Reference Index formula, which is described below under “—Reallocation of the Hypothetical Funds tracked by the Reference Index”, that systematically shifts hypothetical funds among the Index Components based on the performance of the Basket Units, prevailing interest rates and market conditions. The formula will cause the allocations of hypothetical funds to vary over the term of the PROCEEDS in order to participate in any appreciation of the Basket Units, but only to the extent consistent with the objective that the Reference Index level is at least 100 on the scheduled Valuation Date. As a result, the performance of the Reference Index may differ significantly from the performance of each of the Index Components.

The Index Components are defined as follows:

Each “Basket Unit” will track the value of an initial $100 hypothetical investment in the Select 30 Basket. The “Select 30 Basket” is a hypothetical investment in a “covered call” strategy in which (i) the stocks in the Select 30 Basket (the “Select 30 Stocks”) are purchased, and (ii) call options are sold, on a quarterly basis for a three month term, with respect to the Select 30 Stocks. The initial Select 30 Stocks are set forth in the section entitled “Description of the Select 30 Basket—Determination of the Select 30 Stocks”.

Each “Zero Coupon Bond Unit” will track the value of a $100 face value hypothetical investment in a hypothetical zero coupon bond maturing on the scheduled Valuation Date with a yield equal to the applicable zero coupon rate based upon USD swap rates as published on Bloomberg Page EDS. The applicable zero coupon rate will be estimated from the USD swap rate yields corresponding to the published maturities closest in time to the scheduled Valuation Date. The Calculation Agent may, when necessary, estimate the applicable zero coupon rate by interpolating the appropriate USD swap rate yields based on those published maturities. The Zero Coupon Bond Units will bear no interest after the scheduled Valuation Date.

Each “Leverage Unit” will track the value of $1 of hypothetical borrowings used to increase the exposure to the Basket Units. To the extent that exposure to the Basket Units is leveraged (i.e., increased with borrowed funds) through the use of Leverage Units, the number of Leverage Units will be increased daily by an amount equal to the Daily Leverage Charge. The Daily Leverage Charge will reduce the level of the Reference Index.

The PROCEEDS are debt securities of ML&Co. An investment in the PROCEEDS does not entitle you to any dividends, voting rights, option premiums or any other ownership interest in the securities included in the Reference Index.

The initial allocations of hypothetical funds to the Index Components as set on the Pricing Date is expected to be between 95% and 100% in Basket Units, between 0% and 5% in Zero Coupon Bond Units and 0% in Leverage Units. We expect the allocations among the Index Components to change upon an Allocation Determination Event, as described below. The formula will not allocate more than 150% of the hypothetical funds to the Basket Units. The relative allocations among each Index Component will be determined by the formula described herein and calculated by the Calculation Agent.

Defeasance Events

A “Defeasance Event” will have been deemed to have occurred if the Cushion is less than 1% on any Index Business Day. Upon the occurrence of a Defeasance Event, no hypothetical funds will be allocated to the Basket Units for the remaining term of the PROCEEDS. This means that, while a holder of Basket Units would benefit from a subsequent increase in the value of the Basket Units, a holder of PROCEEDS would not.

If, at the time of a Defeasance Event, the amount resulting from the hypothetical sale of the Basket Units added to the value of the Zero Coupon Bond Units in the Reference Index is greater than the Floor Level, then that excess amount will be allocated in Zero Coupon Bond Units and the Reference Index will track the value of one Zero Coupon Bond Unit plus this additional excess amount for the remaining term of the PROCEEDS.

If the amount resulting from the hypothetical sale of the Basket Units added to the value of the Zero Coupon Bond Units in the Reference Index is equal to or less than the Floor Level, then the Reference Index will track the value of one Zero Coupon Bond Unit for the remaining term of the PROCEEDS.

Because the amount of the interest payments on the PROCEEDS will depend on the performance of the Basket Units in the Reference Index, no interest will be paid for the remaining term of the PROCEEDS after the occurrence of a Defeasance Event. In addition, the Reference Index will not participate in any subsequent increase in the value of the Basket Units and your payment on the maturity date will be limited to the $10 principal amount per unit (except as described in the first sentence of the immediately preceding paragraph).

Calculation of the Reference Index

The daily closing values of the Reference Index, the Basket Units and the Zero Coupon Bond Units will be published on each Business Day on Reuters Page MEREDUS13 (or any successor page for the purpose of displaying those closing values as identified by the Calculation Agent) and will be the respective values determined as of 4:00 p.m. (New York City time) on any Business Day.

The level of the Reference Index and the daily closing values of each of the Index Components will be calculated by the Calculation Agent. The level of the Reference Index will be set to 97 on the Pricing Date, with between 95% and 100% of the hypothetical funds expected to be allocated to the Basket Units, between 0% to 5% of the hypothetical funds expected to be allocated to the Zero Coupon Bond Units and 0% of the hypothetical funds expected to be allocated to the Leverage Units. Thereafter, the level of the Reference Index on any Business Day will equal the sum of closing value of the Basket Units in the Reference Index and the value of the Zero Coupon Bond Units in the Reference Index, less the value of Leverage Units representing hypothetical borrowed funds outstanding and reduced by a pro rata portion of the Index Adjustment Factor.

In addition, the level of the Reference Index will include the value of the Basket Unit Income, if any, if that income is to be hypothetically reinvested in the Basket Units at the close of business on the Commencement Date of the next quarterly calculation period, as described below under “—Reinvestment of the Basket Unit Income”.

The level of the Reference Index on any day that is not a Business Day will equal the level of the Reference Index on the previous day minus the Index Adjustment Factor and the Daily Leverage Charge for that day regardless of any changes in the values of the Select 30 Basket on that day.

Reinvestment of the Basket Unit Income

At the close of business on the Interest Determination Date of each quarterly calculation period (except for the last quarterly calculation period before the maturity date) and after effecting any reallocation for that day, the Calculation Agent will determine the Basket Unit Income. If, at that time, the level of the Reference Index (less any Basket Unit Income) is less than 105% of the Floor Level, then the interest payment on the PROCEEDS for that quarterly period will be zero. Under these circumstances, the Calculation Agent will be deemed to reinvest the Basket Unit Income at the close of business on the Commencement Date of the next quarterly calculation period in additional Basket Units at a price per unit that does not include that Basket Unit Income (calculated as described under “Description of the Select 30 Basket—Calculation of the Select 30 Basket”).

Reallocation of the hypothetical funds tracked by the Reference Index

After the Pricing Date, the allocation of the hypothetical funds tracked by the Reference Index to the Basket Units and the Zero Coupon Bond Units will be modified if an Allocation Determination Event occurs. Reallocations of the hypothetical funds are designed to allow participation in any appreciation in the value of the Basket Units, but only to the extent consistent with the objective that the level of the Reference Index is at least 100 on the scheduled Valuation Date and will be effected through the hypothetical purchase and sale of Basket Units and Zero Coupon Bond Units. Reallocations of the hypothetical funds may involve the hypothetical purchase and sale of fractional Basket Units and fractional Zero Coupon Bond Units.

Allocation Determination Events

An “Allocation Determination Event” will occur and a reallocation will be effected if the absolute value of the difference in (i) the closing value of the Basket Units in the Reference Index divided by the closing level of the Reference Index on any Business Day and (ii) the Targeted Exposure is greater than 5% of the Targeted Exposure. In general, the Targeted Exposure may increase following increases in the value of the Basket Units or decreases in the Floor Level (due to interest rate increases). Using Leverage Units, the Targeted Exposure may equal up to 150% (the “Maximum Leverage”). In general, the Targeted Exposure may decrease following decreases in the value of the Select 30 Basket or increases in the Floor Level (due to interest rate decreases).

The target allocation of hypothetical funds tracked by the Reference Index to the Basket Units (the “Targeted Exposure”) upon the occurrence of an Allocation Determination Event will depend on the last available closing level of the Reference Index (the “Last Value”), the Floor Level and the Trading Multiple, and is subject to the Maximum Leverage.

The Targeted Exposure will equal:

Cushion x Trading Multiple,

provided, the Targeted Exposure will not exceed 150%.

The “Cushion” equals: (Last Value minus the Floor Level)/Last Value; provided, however, that in no instance will the Cushion be less than zero.

The “Floor Level” for any date will equal the value of a hypothetical zero coupon bond maturing on the scheduled Valuation Date with a yield equal to the applicable zero coupon rate based upon USD swap rates, plus the Fee Protection Factor, if any.

The “Trading Multiple” is set at 5.0.

The “Fee Protection Factor” will increase the Floor Level when the then current value of the Zero Coupon Bond Units (“ZCBU Value”) equals 90% or more of the Last Value. In such an instance, the Floor Level will be increased upon the occurrence of an Allocation Determination Event by an amount equal to:

.20 x the number of years to the maturity date x Zero Coupon Bond Unit Contribution where the number of years to the maturity date allows for fractional years and the “Zero Coupon Bond Unit Contribution” equals:

(10% –	(	Last Value – ZCBU Value Last Value	))	÷ 9%

provided, however, that in no instance will the Zero Coupon Bond Unit Contribution be less than zero or greater than one. Upon the occurrence of a Defeasance Event where the amount resulting from the hypothetical sale of the Basket Units added to the value of the Zero Coupon Bond Units in the Reference Index is greater than the Floor Level, the Zero Coupon Bond Unit Contribution will equal one.

The effect of the Fee Protection Factor is to decrease the Targeted Exposure when the level of the Reference Index is equal to or less than 10% greater than the value of the Zero Coupon Bond Units upon the occurrence of an Allocation Determination Event. This, in turn, will increase the allocation of hypothetical funds to the Zero Coupon Bond Units so that the level of the Reference Index should equal at least 100 on the scheduled

Valuation Date, inclusive of all fees, deductions and charges described under “Fees, Deductions and Charges” in this prospectus supplement.

The Calculation Agent will determine whether an Allocation Determination Event has occurred at the beginning of each Business Day up to and including the Valuation Date. For purposes of determining an Allocation Determination Event, the value of hypothetical call options in the Select 30 Basket will be determined using mid-market implied volatility (or the arithmetic mean of bid-side and offered-side implied volatility). See “Description of the Select 30 Basket—Hypothetical Call Options—Valuation of Call Options” in this prospectus supplement.

The Calculation Agent may defer the determination of the values of the Basket Units and the Zero Coupon Bond Units for up to ten consecutive Business Days on which Market Disruption Events are occurring. Following this deferral period, the Calculation Agent will determine the values of the Basket Units and the Zero Coupon Bond Units. No reallocation of the hypothetical funds tracked by the Reference Index will occur on any day the determination of the value of the Basket Units and the Zero Coupon Bond Units is deferred by the Calculation Agent.

If the Calculation Agent determines that an Allocation Determination Event has occurred, the Calculation Agent will determine the Targeted Exposure, or the percentage of the hypothetical funds that must be allocated to the Basket Units pursuant to the formula. The Targeted Exposure will be determined on the basis of values at the close of business on the previous Business Day. At the close of business on the Business Day on which an Allocation Determination Event has occurred, the Calculation Agent will reallocate the hypothetical funds.

The Targeted Exposure cannot be greater than 150% or less than 0%. If the Targeted Exposure is greater than 100%, the hypothetical borrowed funds necessary to make the hypothetical investment in the Basket Units in excess of 100% of the level of the Reference Index will be obtained through the allocation to the Leverage Units.

Reallocation procedures

Reallocations may involve hypothetical sales and purchases of Basket Units and Zero Coupon Bond Units. The number of Basket Units to be hypothetically sold or purchased will be determined by the Calculation Agent at the beginning of each Business Day on which the Calculation Agent has determined that an Allocation Determination Event has occurred. However, those hypothetical sales or purchases will be effected at the values (as determined by the Calculation Agent) of Basket Units and Zero Coupon Bond Units at the close of business on the date of reallocation. Any reallocation on the Interest Determination Date of any quarterly calculation period will be effected through the hypothetical purchase or sale of Basket Units at a price that includes the Basket Unit Income for that quarterly calculation period. Hypothetical purchases of Basket Units will be made at prices that reflect the value of call options determined using bid-side implied volatility and hypothetical sales of Basket Units will be made at prices that reflect the value of call options determined using offered-side implied volatility. See “Risk Factors—Risk Factors Relating to the Basket Units—The valuation of hypothetical call options for purposes of determining the occurrence of an Allocation Determination Event will be different than the valuation of hypothetical call options for purposes of effecting a reallocation” and “Description of the Select 30 Basket—Hypothetical Call Options—Valuation of Hypothetical Call Options” in this prospectus supplement.

If the reallocation results in an increased percentage of hypothetical funds tracked by the Reference Index allocated to the Basket Units, the reallocation will involve the hypothetical sale of Zero Coupon Bond Units and the hypothetical purchase of Basket Units with the hypothetical proceeds of the sale. Any purchase of Basket Units that cannot be effected through the sale of Zero Coupon Bond Units will be effected using the Leverage Units. The Leverage Units will be increased by the amount necessary to purchase the Basket Units, subject to the Maximum Leverage.

The hypothetical sale of Zero Coupon Bond Units will be made at prices that reflect the value of zero coupon bonds determined using relevant offered-side swap rates. The hypothetical purchase of Zero Coupon Bond Units will be made at prices that reflect the value of zero coupon bonds determined using relevant bid-side swap rates.

If the reallocation results in a decreased percentage of hypothetical funds tracked by the Reference Index allocated to the Basket Units, the reallocation will involve the hypothetical sale of Basket Units. The hypothetical proceeds of this sale will be used first to reduce any allocation to the Leverage Units to zero and then to make hypothetical purchases of Zero Coupon Bond Units.

The number of Basket Units and Zero Coupon Bond Units in the Reference Index will then be adjusted to reflect the units hypothetically sold or purchased as a result of the reallocation.

The Calculation Agent will determine whether an Allocation Determination Event has occurred and, if so, the Targeted Exposure based on the values of the Reference Index, the Basket Units and the Floor Level at the close of business on the previous Business Day and any necessary reallocation will be effected at the close of business on the Business Day on which the occurrence of the Allocation Determination Event is determined. As a result:

•	the Calculation Agent may determine that an Allocation Determination Event has occurred even if the values of the Reference Index, the Select 30 Basket and the Floor Level at the time the reallocation is effected would not result in an Allocation Determination Event;

•	the Reference Index may be exposed to a greater extent of losses on the Basket Units between the determination of the occurrence of an Allocation Determination Event and the resulting reallocation than would be the case if a reallocation were effected immediately following determination of the Targeted Exposure;

•	the Reference Index may not participate as fully in any appreciation of the Basket Units that occurs between the determination of the occurrence of an Allocation Determination Event and the resulting reallocation as it would if the reallocation were effected immediately following determination of the Targeted Exposure; and

•	the Calculation Agent may effect a greater or lesser allocation to the Basket Units than otherwise would be required if the occurrence of an Allocation Determination Event were determined by the Calculation Agent at the end of that Business Day.

See “Risk Factors—Risk Factors Relating to the Basket Units—There may be delays between the determination of an Allocation Determination Event and reallocation of hypothetical funds which could affect the level of the Reference Index” in this prospectus supplement.

Reallocation upon the occurrence of Defeasance Events

Upon the occurrence of a Defeasance Event, no hypothetical funds will be allocated to the Basket Units for the remaining term of the PROCEEDS, even if at the close of business on that Business Day the value of the Cushion is greater than 1%.

If the amount allocated to the Basket Units falls to zero at any time, it will remain zero for the remaining term of the PROCEEDS and the reallocation procedures described in this section will no longer apply. If the value of the Basket Units subsequently increases, the Reference Index will not participate in that increase. See “Risk Factors—Risk Factors Relating to the PROCEEDS and the Reference Index—The performance of the Basket Units may exceed the performance of the Reference Index” in this prospectus supplement.

Reallocation following a 10% decline in the level of the S&P 500 Index

If at any time during any Index Business Day the level of the S&P 500 Index has declined from its closing level on the previous Index Business Day by 10% or more, the Calculation Agent will, as soon as reasonably practicable, determine the Targeted Exposure and reallocate the hypothetical funds tracked by the Reference Index at the close of business on the Business Day that decline is determined so that the percentage of hypothetical funds invested in the Basket Units is as close as is reasonably practicable to the Targeted Exposure, as described under “—Reallocation of the Hypothetical Funds tracked by the Reference Index” above. This reallocation will be effected even if an Allocation Determination Event has not occurred and, if an Allocation Determination Event was determined to have occurred.

Allocation Determination Events—Hypothetical Examples

The following are seven hypothetical examples of the effects of Allocation Determination Events. These hypothetical examples assume that: (i) purchases and sales of Basket Units to effect reallocations are at prices that reflect the value of hypothetical call options determined using mid-market implied volatility; (ii) the level of the Reference Index does not change between the determination of an Allocation Determination Event and the subsequent reallocation; (iii) the Basket Units have a value of 100; and (iv) the Zero Coupon Bond Units have a value of 86.

EXAMPLE 1: AN ALLOCATION DETERMINATION EVENT REQUIRES THE ENTIRE VALUE OF THE HYPOTHETICAL FUNDS TRACKED BY THE REFERENCE INDEX TO BE ALLOCATED TO THE BASKET UNITS

An Allocation Determination Event requires the entire value of the hypothetical funds tracked by the Reference Index to be allocated to the Basket Units, but without using the Leverage Units.

    Before Reallocation:

Level of the Reference Index: 107.50

Floor Level: 86.00

Cushion: approximately 20.00%

Amount Allocated to Basket Units: 75.00

Amount Allocated to Zero Coupon Bond

Units: 32.50

Amount Allocated to Leverage Units: 0.00

After Reallocation

Level of the Reference Index: 107.50

Floor Level 86.00

Targeted Exposure: 100%

Amount Allocated to Basket Units: 107.50

Amount Allocated to Zero Coupon Bond

Units: 0.00

Amount Allocated to Leverage Units: 0.00

EXAMPLE 2: AN ALLOCATION DETERMINATION EVENT REQUIRES THE USE OF THE LEVERAGE UNITS TO INCREASE THE ALLOCATION TO THE BASKET UNITS TO GREATER THAN 100% OF THE VALUE OF THE HYPOTHETICAL FUNDS

An Allocation Determination Event requires reallocation of more than the entire value of the hypothetical funds tracked by the Reference Index to the Basket Units. Because the Targeted Exposure is greater than 100%, the Leverage Units must be used.

    Before Reallocation:

Level of the Reference Index: 110.00

Floor Level: 86.00

Cushion: approximately 21.82%

Amount Allocated to Basket Units: 86.00

Amount Allocated to Zero Coupon Bond

Units: 24.00

Amount Allocated to Leverage Units: 0.00

After Reallocation

Level of the Reference Index: 110.00

Floor Level: 86.00

Targeted Exposure: approximately 109.09%

Amount Allocated to Basket Units: 120.00

Amount Allocated to Zero Coupon Bond

Units: 0.00

Amount Allocated to Leverage Units: 10.00

EXAMPLE 3: AN ALLOCATION DETERMINATION EVENT REQUIRES THE USE OF THE LEVERAGE UNITS TO INCREASE THE ALLOCATION TO THE BASKET UNITS TO 150% OF THE VALUE OF THE HYPOTHETICAL FUNDS

An Allocation Determination Event requires allocation of more than the entire value of the hypothetical funds tracked by the Reference Index to the Basket Units. Because the Targeted Exposure is at the maximum of 150%, the maximum amount of the Leverage Units must be used.

Before Reallocation: Level of the Reference Index: 123.35 Floor Level: 86.00 Cushion: approximately 30.28% Amount Allocated to Basket Units: 165.00	After Reallocation Level of the Reference Index: 123.35 Floor Level 86.00 Targeted Exposure: 150.00% Amount Allocated to Basket Units: 185.03

Amount Allocated to Zero Coupon Bond Units: 0.00 Amount Allocated to Leverage Units: 41.65	Amount Allocated to Zero Coupon Bond Units: 0.00 Amount Allocated to Leverage Units: 61.68

EXAMPLE 4: AN ALLOCATION DETERMINATION EVENT REQUIRES THE ALLOCATION TO THE BASKET UNITS TO BE REDUCED AND THE REDUCTION OF THE LEVERAGE UNITS TO ZERO BEFORE INCREASING THE ALLOCATION TO THE ZERO COUPON BOND UNITS

An Allocation Determination Event requires the allocation of the value of the hypothetical funds tracked by the Reference Index to the Basket Units to be reduced. The Leverage Units Amount must be reduced to zero before any reallocation to the Zero Coupon Bond Units can be effected.

    Before Reallocation:

Level of the Reference Index: 101.25

Floor Level: 86.00

Cushion: approximately 15.06%

Amount Allocated to Basket Units: 109.50

Amount Allocated to Zero Coupon Bond

Units: 0.00

Amount Allocated to Leverage Units: 8.25

After Reallocation

Level of the Reference Index: 101.25

Floor Level 86.00

Targeted Exposure: approximately 75.31%

Amount Allocated to Basket Units: 76.25

Amount Allocated to Zero Coupon Bond

Units: 25.00

Amount Allocated to Leverage Units: 0.00

EXAMPLE 5: AN ALLOCATION DETERMINATION EVENT REQUIRES THE ALLOCATION TO THE BASKET UNITS TO BE REDUCED

An Allocation Determination Event requires the allocation of the value of the hypothetical funds tracked by the Reference Index to the Basket Units to be reduced.

    Before Reallocation:

Level of the Reference Index: 101.25

Floor Level: 86.00

Cushion: approximately 15.06%

Amount Allocated to Basket Units: 90.00

Amount Allocated to Zero Coupon Bond

Units: 11.25

Amount Allocated to Leverage Units: 0.00

After Reallocation

Level of the Reference Index: 101.25

Floor Level 86.00

Targeted Exposure: 75.31%

Amount Allocated to Basket Units: 76.25

Amount Allocated to Zero Coupon Bond

Units: 25.00

Amount Allocated to Leverage Units: 0.00

EXAMPLE 6: A DEFEASANCE EVENT OCCURS, REQUIRING THE ALLOCATION TO THE BASKET UNITS TO BE ZERO AND THE AMOUNT RESULTING FROM THE HYPOTHETICAL SALE OF THE BASKET UNITS ADDED TO THE VALUE OF THE ZERO COUPON BOND UNITS IN THE REFERENCE INDEX IS GREATER THAN THE FLOOR LEVEL

Upon the occurrence of a Defeasance Event, no hypothetical funds will be allocated to the Basket Units and no hypothetical funds will be allocated to the Basket Units for the remaining term of the PROCEEDS.

    Before Reallocation:

Level of the Reference Index: 86.35

Floor Level: 86.10*

Cushion: 0.41%

Amount Allocated to Basket Units: 47.00

Amount Allocated to Zero Coupon Bond

Units: 82.35

Amount Allocated to Leverage Units: 0.00

After Reallocation

Level of the Reference Index: 86.25

Floor Level 86.10

Targeted Exposure: 0.00%

Amount Allocated to Basket Units: 0.00

Amount Allocated to Zero Coupon Bond

Units: 86.25

Amount Allocated to Leverage Units: 0.00

*	Reflects an increase due to the Fee Protection Factor.

EXAMPLE 7: A DEFEASANCE EVENT OCCURS, REQUIRING THE ALLOCATION TO THE BASKET UNITS TO BE ZERO AND THE AMOUNT RESULTING FROM THE HYPOTHETICAL SALE OF THE

BASKET UNITS ADDED TO THE VALUE OF THE ZERO COUPON BOND UNITS IN THE REFERENCE INDEX IS LESS THAN THE FLOOR LEVEL

Upon the occurrence of a Defeasance Event, no hypothetical funds will be allocated to the Basket Units and no hypothetical funds will be allocated to the Basket Units for the remaining term of the PROCEEDS.

    Before Reallocation:

Level of the Reference Index: 85.50

Floor Level: 86.10*

Cushion: –0.58%

Amount Allocated to Basket Units: 5.00

Amount Allocated to Zero Coupon Bond

Units: 80.50

Amount Allocated to Leverage Units: 0.00

After Reallocation

Level of the Reference Index: 85.40

Floor Level 86.10

Targeted Exposure: 0.00%

Amount Allocated to Basket Units: 0.00

Amount Allocated to Zero Coupon Bond

Units: 86.00

Amount Allocated to Leverage Units: 0.00

*	Reflects an increase due to the Fee Protection Factor.

Hypothetical Historical Data on the Reference Index

The following tables and graphs set forth hypothetical historical levels of the Reference Index, quarterly income (expressed in dollars per $10 principal amount per unit of PROCEEDS) and the Select 30 Basket price return (excluding dividends) at the end of each month during six different five year periods beginning on the business day immediately succeeding the third Friday in August of 1996, 1997, 1998, 1999, 2000 and 2001. This hypothetical historical information has been calculated as if the Reference Index and each Index Component had existed during that period. However, for purposes of these calculations only, the stocks underlying the Select 30 Basket have been selected from the stocks comprising the S&P 500 as of the Business Day immediately preceding the third Friday in August of each year from 1996 to 2004. After August 24, 2005, actual data related to the value of the Select 30 Basket was used instead of the hypothetical data based on the assumptions presented below. The actual stocks underlying the Select 30 Basket were selected on July 14, 2005 and the Select 30 Basket was reconstituted in July 2006. The Select 30 Basket will be reconstituted on the Business Day immediately preceding the third Friday in July of each year, as described under “—Annual Select 30 Basket Reconstitution” in this prospectus supplement. The hypothetical results described below are dependent on the dates on which the calculations for each period are begun and the results you realize on an investment in the PROCEEDS will be dependent on the Pricing Date.

The following hypothetical historical information should not be taken as an indication of the future performance of the Reference Index over the term of the PROCEEDS or future interest payments or the actual total payment on the maturity date on the PROCEEDS.

The following hypothetical historical information has been calculated by the Calculation Agent on the same basis as the Reference Index and the interest payments will be calculated. However, the calculations used to determine the hypothetical historical closing level of the Reference Index contain assumptions and necessary estimates and approximations that will not be reflected in the calculation of the level of the Reference Index and interest payments over the term of the PROCEEDS. As a result, the following hypothetical historical values of the Reference Index and quarterly income may be different than they would be if those assumptions were not made and those estimates and approximations were not necessary to calculate the hypothetical historical values of the Reference Index and quarterly income.

The calculations assume that:

•	the Reference Index was created on the first day of each 5 year period with a level of 97;

•	the Select 30 Basket was reconstituted annually on the Business Day immediately preceding the third Friday in August of each year;

•	upon the occurrence of a spin-off, a stock dividend or a special cash dividend related to any Select 30 Stock, the adjusted price reported on Bloomberg which adjusts for that spin-off, stock dividend or special cash dividend was used to reflect the impact of the spin-off, stock dividend or special cash dividend for that Select 30 Stock as well as the call option related to that Select 30 Stock;

•	the value of any rights offering or issuances, including any rights triggered by the making of an offer to purchase a certain percentage of the issued and outstanding shares of a Select 30 Stock (e.g., poison pill rights), was zero;

•	upon any acquisition of a Select 30 Company, the related Select 30 Stock was sold at the last price for that Select 30 Stock as reported on Bloomberg on the Business Day prior to the acquisition, and the related hypothetical call option sold on that Select 30 Stock was repurchased on that day based on the last available implied volatility;

•	the maximum exercise price of any hypothetical call option was 175% of the last price of the related stock as reported on Bloomberg for the day the hypothetical call option was priced;

•	where the implied volatility of any hypothetical call option was unavailable for any day and no implied volatility for that hypothetical call option was available for any previous day, the implied volatility of that hypothetical call option was equal to the median value of all hypothetical call implied volatilities in the Select 30 Basket for which a value was available on that day;

•	no adjustments were made related to market capitalization of any of the Select 30 Companies (see the section entitled “Description of the Select 30 Basket Stocks—Adjustments to the Share Multipliers and the Select 30 Basket” in this prospectus supplement); and

•	reallocations between Basket Units and Zero Coupon Bond Units were at mid-volatility or midswap rates (rather than at the bid-volatility or bid-swap rates which will be used for hypothetical purchases of Basket Units or Zero Coupon Bond Units, or the offered-volatility or offered-swap rates which will be used for hypothetical sales of Basket Units or Zero Coupon Bond Units, in order to effect a reallocation).

The following hypothetical historical values have not been verified by an independent third party. The options values were calculated using 91.6% of the historical implied mid-volatility available on Bloomberg for the 3 months comparable listed options, the historical short-term mid-interest rates available on Bloomberg and the historical 12-month dividend yield available on Bloomberg. Swap rates used to calculate the hypothetical historical Zero Coupon Bond Units were taken from Bloomberg. Quarterly income represents the hypothetical historical interest paid per $10 principal amount per unit.

	1996			1997			1998
Five Year Period Beginning August 19, 1996	Reference Index Level	Quarterly Income	Select 30 Price Return	Reference Index Level	Quarterly Income	Select 30 Price Return	Reference Index Level	Quarterly Income	Select 30 Price Return
January				105.44	-	108.20	107.63	-	115.90
February				101.74	0.36	105.78	113.53	0.38	121.22
March				97.86	-	103.05	118.56	-	125.27
April				102.93	-	107.71	118.17	-	125.30
May				106.66	0.40	111.16	112.45	0.40	121.34
June				111.02	-	114.62	114.64	-	123.72
July				116.39	-	118.64	105.75	-	116.37
August	93.67	-	97.41	111.25	0.41	115.40	92.67	0.23	97.38
September	99.84	-	102.69	116.51	-	119.36	97.12	-	105.31
October	100.55	-	103.46	110.39	-	115.32	101.06	-	113.42
November	103.13	.34	105.90	106.72	0.40	113.39	102.05	0.18	115.86
December	101.44	-	104.97	109.58	-	116.50	106.02	-	121.69

	1999			2000			2001
	Reference Index Level	Quarterly Income	Select 30 Price Return	Reference Index Level	Quarterly Income	Select 30 Price Return	Reference Index Level	Quarterly Income	Select 30 Price Return
January	107.92	-	124.38	100.05	-	117.54	104.51	-	125.97
February	106.21	0.23	122.54	98.82	0.12	114.15	102.36	0.09	116.63
March	107.03	-	124.25	101.56	-	121.46	101.24	-	109.38
April	112.27	-	130.73	101.92	-	122.63	102.60	-	116.13
May	106.80	0.30	125.47	100.15	0.13	119.21	102.95	0.06	116.97
June	110.47	-	130.72	101.23	-	121.10	102.60	-	113.65
July	107.78	-	127.77	101.75	-	121.91	103.08	-	116.18
August	103.48	0.23	121.95	102.14	0.12	122.21	102.30	0.04	109.31
September	100.58	-	116.67	102.80	-	123.42
October	101.49	-	119.56	104.45	-	128.05
November	100.79	0.17	118.14	102.73	0.11	122.55
December	101.66	-	120.25	103.94	-	125.57

	1997			1998			1999
Five Year Period Beginning August 18, 1997	Reference Index Level	Quarterly Income	Select 30 Price Return	Reference Index Level	Quarterly Income	Select 30 Price Return	Reference Index Level	Quarterly Income	Select 30 Price Return
January				93.85	-	100.61	95.38	-	107.97
February				97.88	0.24	105.23	93.83	0.14	106.38
March				101.34	-	108.75	94.72	-	107.86
April				100.94	-	108.77	98.01	-	113.49
May				97.00	0.28	105.33	94.41	0.19	108.92
June				98.53	-	107.40	96.71	-	113.47
July				92.95	-	101.02	94.89	-	110.91
August	97.12	-	100.18	85.27	0.15	84.54	92.34	0.15	105.87
September	101.2	-	103.62	89.01	-	91.42	90.74	-	101.28
October	95.57	-	100.11	91.41	-	98.46	91.27	-	103.79
November	93.13	0.27	98.44	91.69	0.11	100.58	90.85	0.11	102.55
December	95.14	-	101.13	94.18	-	105.64	91.19	-	104.39

	2000			2001			2002
	Reference Index Level	Quarterly Income	Select 30 Price Return	Reference Index Level	Quarterly Income	Select 30 Price Return	Reference Index Level	Quarterly Income	Select 30 Price Return
January	89.87	-	102.03	96.49	-	109.35	99.95	-	93.09
February	89.31	0.08	99.09	95.68	-	101.24	100.09	-	89.67
March	91.18	-	105.44	95.41	-	94.95	100.18	-	93.65
April	91.43	-	106.45	96.40	-	100.82	100.40	-	91.38
May	90.31	0.09	103.48	96.88	-	101.54	100.57	-	89.83
June	91.47	-	105.13	96.88	-	98.66	100.72	-	83.83
July	92.02	-	105.83	90.58	-	100.86	100.89	-	75.55
August	92.52	0.07	106.09	90.66	-	94.66	100.97	-	74.72
September*	93.25	-	107.14	98.74	-	86.54
October	94.49	-	111.16	99.24	-	87.65
November	93.78	0.06	106.39	99.53	-	90.65
December	95.21	-	109.01	99.73	-	92.49

*	A Defeasance Event occurred on August 31, 2001.

	1998			1999			2000
Five Year Period Beginning August 24, 1998	Reference Index Level	Quarterly Income	Select 30 Price Return	Reference Index Level	Quarterly Income	Select 30 Price Return	Reference Index Level	Quarterly Income	Select 30 Price Return
January				109.06	-	115.35	95.44	-	109.00
February				106.52	0.34	113.65	92.83	0.22	105.86
March				107.74	-	115.23	97.64	-	112.64
April				115.60	-	121.24	98.20	-	113.73
May				108.24	0.41	116.36	94.86	0.25	110.55
June				114.11	-	121.23	96.25	-	112.31
July				109.87	-	118.49	96.59	-	113.06
August	87.46	-	90.31	102.34	0.40	113.10	96.79	0.21	113.34
September	93.25	-	97.66	96.96	-	108.20	97.61	-	114.46
October	98.86	-	105.18	98.41	-	110.88	100.11	-	118.75
November	100.64	0.27	107.45	97.01	0.29	109.56	96.81	0.18	113.65
December	106.48	-	112.86	98.44	-	111.52	98.72	-	116.45

	2001			2002			2003
	Reference Index Level	Quarterly Income	Select 30 Price Return	Reference Index Level	Quarterly Income	Select 30 Price Return	Reference Index Level	Quarterly Income	Select 30 Price Return
January	99.54	-	116.82	97.86	-	99.45	100.30	-	74.83
February	95.84	0.14	108.16	97.71	-	95.79	100.41	-	69.45
March	94.04	-	101.44	97.35	-	100.05	100.55	-	71.26
April	95.64	-	107.70	97.77	-	97.62	100.65	-	78.86
May	96.12	0.09	108.48	97.92	-	95.46	100.76	-	81.11
June	95.28	-	105.40	98.45	-	89.56	100.89	-	82.81
July	96.68	-	107.75	98.86	-	80.71	100.99	-	83.97
August	96.50	-	101.13	99.21	-	78.71	101.03	-	83.24
September	96.76	-	92.46	99.55	-	71.67
October	97.52	-	93.64	99.77	-	78.48
November	97.67	-	96.84	99.98	-	83.05
December	97.82	-	98.81	100.17	-	78.90

*	A Defeasance Event occurred on May 22, 2002.

	1999			2000			2001
Five Year Period Beginning August 23, 1999	Reference Index Level	Quarterly Income	Select 30 Price Return	Reference Index Level	Quarterly Income	Select 30 Price Return	Reference Index Level	Quarterly Income	Select 30 Price Return
January				87.28	-	93.11	92.10	-	99.79
February				85.16	0.19	90.42	89.44	0.11	92.39
March				89.19	-	96.22	88.21	-	86.65
April				89.64	-	97.14	89.21	-	92.00
May				86.86	0.21	94.43	89.58	0.07	92.66
June				88.25	-	95.93	88.84	-	90.03
July				88.64	-	96.57	90.57	-	92.04
August	92.85	-	96.61	88.97	0.17	96.81	91.07	-	86.38
September	88.63	-	92.42	88.76	-	97.77	91.91	-	78.97
October	89.75	-	94.71	91.72	-	101.44	93.60	-	79.98
November	88.61	0.24	93.58	89.26	0.15	97.08	92.58	-	82.72
December	89.83	-	95.26	91.09	-	99.47	92.37	-	84.40

	2002			2003			2004
	Reference Index Level	Quarterly Income	Select 30 Price Return	Reference Index Level	Quarterly Income	Select 30 Price Return	Reference Index Level	Quarterly Income	Select 30 Price Return
January	92.61	-	84.95	98.94	-	63.92	100.53	-	78.87
February	93.06	-	81.82	99.14	-	59.32	100.62	-	77.78
March	91.87	-	85.46	99.39	-	60.87	100.73	-	77.30
April	93.22	-	83.39	99.40	-	67.36	100.81	-	76.36
May	93.59	-	81.54	99.68	-	69.28	100.90	-	74.12
June	94.57	-	76.50	99.80	-	70.73	100.01	-	75.78
July	95.87	-	68.95	99.83	-	71.73	101.07	-	72.95
August	96.45	-	67.24	99.79	-	72.10	101.15	-	74.24
September	97.97	-	61.22	100.08	-	71.48
October*	98.26	-	67.04	100.10	-	75.95
November	98.24	-	70.94	100.25	-	75.87
December	98.82	-	67.39	100.39	-	78.43

*	A Defeasance Event occurred on September 24, 2001.

	2000			2001			2002
Five Year Period Beginning August 21, 2000	Reference Index Level	Monthly Income	Select 30 Price Return	Reference Index Level	Monthly Income	Select 30 Price Return	Reference Index Level	Monthly Income	Select 30 Price Return
January				95.52	-	102.13	88.48	-	86.95
February				89.93	0.22	94.56	88.61	-	83.75
March				86.99	-	88.68	89.10	-	87.47
April				88.81	-	94.16	90.38	-	85.35
May				89.15	0.14	94.84	90.44	-	83.46
June				87.73	-	92.15	90.34	-	78.29
July				89.65	-	94.21	92.13	-	70.57
August	95.70	-	99.09	88.06	0.09	88.41	92.90	-	68.82
September	96.48	-	100.07	88.15	-	80.83	94.11	-	62.66
October	99.90	-	103.83	89.87	-	81.86	94.36	-	68.61
November	94.01	0.32	99.36	88.59	-	84.66	93.51	-	72.60
December	95.55	-	101.81	88.11	-	86.38	95.11	-	68.98

	2003			2004			2005
	Reference Index Level	Monthly Income	Select 30 Price Return	Reference Index Level	Monthly Income	Select 30 Price Return	Reference Index Level	Monthly Income	Select 30 Price Return
January	95.04	-	65.42	97.72	-	80.72	98.19	-	81.25
February	96.63	-	60.71	97.99	-	79.61	98.30	-	80.50
March	96.98	-	62.30	98.13	-	79.12	98.36	-	79.60
April	96.91	-	68.94	97.63	-	78.16	98.74	-	79.13
May	97.33	-	70.91	97.49	-	77.16	99.11	-	78.07
June	97.48	-	72.39	97.22	-	78.85	99.44	-	80.30
July	97.42	-	73.41	97.45	-	77.22	99.75	-	79.91
August	97.20	-	73.80	97.78	-	76.18	100.00	-	80.48
September	97.57	-	73.16	97.81	-	77.39		-
October	97.36	-	77.73	97.95	-	78.24		-
November	97.33	-	77.65	97.86	-	79.47		-
December	97.63	-	80.27	98.03	-	82.43		-

*	A Defeasance Event occurred on June 18, 2002.

	2001			2002			2003
Five Year Period Beginning August 20, 2001	Reference Index Level	Monthly Income	Select 30 Price Return	Reference Index Level	Monthly Income	Select 30 Price Return	Reference Index Level	Monthly Income	Select 30 Price Return
January				97.71	-	97.61	91.25	-	73.44
February				90.30	0.11	94.01	94.02	-	68.16
March				90.47	-	98.19	94.22	-	69.94
April				90.58	-	95.81	94.54	-	77.39
May				89.89	0.10	93.69	95.30	-	79.60
June				89.10	-	87.89	95.35	-	81.27
July				87.44	-	79.22	93.90	-	82.41
August	96.14	-	99.25	88.89	-	77.25	93.50	-	82.84
September	90.25	-	90.74	90.53	-	70.34	95.08	-	82.13
October	91.83	-	91.90	90.64	-	77.02	94.09	-	87.26
November	91.51	0.14	95.04	89.33	-	81.50	93.76	-	87.17
December	91.60	-	96.97	91.65	-	77.43	94.49	-	90.11

	2004			2005			2006
	Reference Index Level	Monthly Income	Select 30 Price Return	Reference Index Level	Monthly Income	Select 30 Price Return	Reference Index Level	Monthly Income	Select 30 Price Return
January	94.61	-	90.61	95.03	-	91.21	97.89	-	89.90
February	96.66	-	89.36	94.87	-	90.37	98.18	-	87.17
March	96.82	-	88.82	94.34	-	89.35	98.50	-	89.74
April	95.86	-	87.74	94.86	-	88.83	98.79	-	89.87
May	95.51	-	86.61	95.30	-	87.64	99.14	-	88.39
June	94.86	-	88.51	95.69	-	90.14	99.45	-	90.27
July	95.11	-	86.68	95.98	-	89.71	99.78	-	89.79
August	95.56	-	85.52	96.32	-	88.77	100.00	-	89.96
September	95.42	-	86.88	96.62	-	90.17		-
October	95.50	-	87.83	96.94	-	90.88		-
November	95.01	-	89.21	97.25	-	87.49		-
December	95.05	-	92.54	97.56	-	89.60		-

*	A Defeasance Event occurred on July 25, 2002.

DESCRIPTION OF THE SELECT 30 BASKET

The Select 30 Basket is designed to track the performance of a hypothetical investment in a portfolio using a “covered call” strategy on the Select 30 Stocks. The “covered call” strategy is an investment strategy in which a hypothetical investor:

•	is deemed to buy the stocks; and

•	is deemed to sell call options on the stocks with exercise prices higher than the prices of the stocks when the options are priced.

The “covered call” strategy provides income from option premiums, or the value of the option when it is priced, helping, to a limited extent, to offset losses if there is a decline in the prices of the stocks to which the options relate. However, the strategy limits participation in appreciation of a stock beyond the option’s exercise price. Thus, in a period of significant stock market increases, the “covered call” strategy will tend to produce lower returns than ownership of the applicable Select 30 Stock. See “Risk Factors—Risk Factors Relating to the Basket Units—The appreciation of the Select 30 Basket will be capped due to the “covered call” strategy” in this prospectus supplement.

The hypothetical call options included in the Select 30 Basket will be sold on a quarterly basis for a three month term. The hypothetical call options are not intended to represent or indicate that any of those options exist or are capable of being traded. For more information about the hypothetical call options, see “—Hypothetical Call Options” in this prospectus supplement.

The value of the Select 30 Basket will also include the value of dividends on the Select 30 Stocks. The Select 30 Stocks and their respective dividend yields are shown below under “—Determination of the Select 30 Stocks” in this prospectus supplement, and were determined by the Calculation Agent on July 20, 2006. In January 2007, AT&T Inc. merged with Bell South Corp. Because each of these companies was a Select 30 Company, as determined in July 2006, there are currently 29 Select 30 Stocks in the Select 30 Basket. After the Select 30 Basket is reconstituted in July 2007 (as described herein), there will be thirty Select 30 Stocks in the Select 30 Basket. The “dividend yield” for each common stock is determined by annualizing the last quarterly, semi-annual or annual ordinary cash dividend for which the ex-dividend date has occurred, excluding any extraordinary dividend, and dividing the result by the last available sale price for each stock on its primary exchange on the date that dividend yield is to be determined. The average dividend yield of the stocks contained in the Select 30 Basket as of July 21, 2006 was 1.36%.

Determination of the Select 30 Stocks

The Select 30 Stocks are the stocks that have been determined as described below by the Calculation Agent as follows:

First, the Calculation Agent will identify the stocks which comprise the S&P 500 on the applicable reconstitution date described under “—Annual Select 30 Basket Reconstitution” in this prospectus supplement by inquiry to Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) or through other publicly available sources. Even if included in the S&P 500, ML&Co.’s common stock will be ineligible for inclusion in the Select 30 Stocks.

Second, the Calculation Agent will determine the 300 most liquid stocks from the stocks identified above based on the median notional stock volume for each stock. The “median notional stock volume” will be the median of the daily dollar volume of each stock over the 252 Business Day period prior to the applicable reconstitution date. The daily dollar volume is the product of the last price for the stock as reported on Bloomberg each day, multiplied by the consolidated volume of that stock for that day. The “consolidated volume” means the total volume in shares of a stock traded on a particular day, as reported on Bloomberg. If the last price or volume of any stock is not available on Bloomberg for more than four of the 252 Business Days in the period, that stock will be ineligible for inclusion in the Select 30 Stocks.

Third, the Calculation Agent will identify at least 100 of the highest ranked stocks from the stocks identified above based upon the S&P Common Stock Rankings for each of those stocks. The Calculation Agent will include those stocks which have an S&P Common Stock Ranking of “A+”. If there are less than 100 of those stocks with a ranking of “A+”, then the Calculation Agent will include those stocks which have an S&P Common Stock Ranking of “A”. If there are less than 100 of those stocks with a ranking of “A+” or “A”, then the Calculation Agent will include those stocks which have an S&P Common Stock Ranking of “A-”. If there are less than 100 of those stocks with a ranking of “A+”, “A” or “A-”, then the Calculation Agent will include those stocks which have an S&P Common Stock Ranking of “B+”. This process will be repeated for each ranking in descending order through the ranking of “C” until the Calculation Agent has identified at least 100 or more of those stocks. If there are less than 100 of those stocks with a ranking of “C” or higher, the Calculation Agent will determine the historical annualized volatility for all 300 most liquid stocks and select the Select 30 Stocks according to their classification in the Global Industry Classification Standard (“GICS”), all as described below, without regard to their S&P Common Stock Ranking.

The “S&P Common Stock Ranking” is determined by a computerized scoring system that measures growth and stability of earnings and dividends over the most recent ten-year period. Those companies with high growth in earnings and dividends rank higher than companies whose earnings and dividends grow more slowly or not at all. The system has seven ranks: A+, A and A– are above average; B+ is average; and B, B– and C are below average. An NR designation (no ranking) is given to stocks with insufficient historical data or because the stock is not amenable to the ranking process. In addition, as a matter of policy, S&P does not rank the stock of foreign companies, investment companies and certain finance-oriented companies. A designation of D signifies a company in reorganization. An S&P Common Stock Ranking is not a recommendation to buy or sell the stock of any company and should not be confused with credit ratings.

Fourth, the Calculation Agent will determine the historical annualized volatility for each of the stocks identified above using the applicable variance swap methodology, as selected by the Calculation Agent. The historical annualized volatility will be based on the last price for each highly rated stock as published on Bloomberg for each day that the last price is available over the 252 Business Days immediately prior to the applicable reconstitution date.

Fifth, the Calculation Agent will then sort each of those stocks identified above by its GICS classification. Any stock that is not assigned to a GICS classification will be ineligible for inclusion in the Select 30 Stocks. Once those stocks have been sorted by its GICS classification, those stocks will be ordered based upon their historical annualized volatility, from highest to lowest within each GICS classification.

Finally, the Calculation Agent will then determine the Select 30 Stocks by identifying the stock with the highest historical annualized volatility from each GICS classification in the following alphabetical order: Consumer Discretionary; Consumer Staples; Energy; Financials; Health Care; Industrials; Information Technology; Materials; Telecommunication Services; and Utilities. Once the Calculation Agent has identified a stock from a GICS classification, the Calculation Agent will identify another stock from the next GICS classification in the alphabetical order above, beginning again at the top of the alphabetical order when necessary. If there are no stocks in a GICS classification from which the next Select 30 Stock is to be identified, the Calculation Agent will identify from the next GICS classification in the alphabetical order in which a stock is available, beginning again at the top of alphabetical order when necessary. The Calculation Agent will repeat this identification process until 30 stocks are identified for inclusion in the Select 30 Stocks.

The Calculation Agent may at its discretion make adjustments to the identification criteria above for the purpose of maintaining the Select 30 Stocks if certain actions by or affecting S&P, such as the discontinuance of the publication of the S&P 500, the S&P Common Stock Ranking System or the GICS, occurs. These adjustments may include the selection of a successor or substitute compilation of common stocks intended to be a model for the composition of the total market, a successor or substitute ranking system or successor or substitute industry classification system for the S&P 500, the S&P Common Stock Ranking System and the GICS, respectively.

The Select 30 Stocks, as determined by the Calculation Agent on July 20, 2006, were as follows:

Company	GICS Classification	S&P Common Stock Ranking	Median Notional Stock Volume (1)	Historical Annualized Volatility (1)	Dividend Yield (2)	Share Multiplier (3)
Adobe Systems Inc.	Information Technology	B+	167,673,610	31.2%	0.00%	0.1206
Air Products & Chemicals Inc.	Materials	B+	66,441,378	19.3%	2.21%	0.0543
Alcoa Inc.	Materials	B+	150,127,276	26.4%	2.03%	0.1128
Archer-Daniels-Midland Co	Consumer Staples	A-	101,042,886	34.9%	1.01%	0.0845
Alltel Corp.	Telecommunication Services	B+	87,614,427	17.7%	0.95%	0.0631
AT&T Inc. (4)	Telecommunication Services	B+	331,927,795	15.1%	4.86%	0.2438
Avon Products Inc	Consumer Staples	A	67,724,226	27.8%	2.21%	0.1051
Best Buy Co Inc.	Consumer Discretionary	B+	194,020,561	35.3%	0.91%	0.0758
Burlington Northern Santa Fe Corp.	Industrials	A-	142,659,875	27.1%	1.45%	0.0483
Caterpillar Inc.	Industrials	B+	269,138,087	26.2%	1.76%	0.0488
Charles Schwab Corp.	Financials	B+	99,021,023	29.1%	0.82%	0.2268
Commerce Bancorp Inc./NJ	Financials	A+	57,275,183	27.5%	1.45%	0.1008
CVS Corp.	Consumer Staples	B+	120,510,088	25.3%	0.48%	0.1042
Devon Energy Corp.	Energy	B+	234,197,025	36.0%	0.78%	0.0581
Dominion Resources Inc./VA	Utilities	B+	109,680,923	18.6%	3.55%	0.0429
DR Horton Inc.	Consumer Discretionary	A+	93,276,510	39.0%	2.00%	0.1667
Electronic Arts Inc.	Information Technology	B+	166,598,209	30.6%	0.00%	0.0742
Exelon Corp.	Utilities	B+	157,168,317	21.4%	2.72%	0.0566
Express Scripts Inc.	Health Care	B+	127,040,278	32.3%	0.00%	0.0456
Fluor Corp.	Industrials	B+	59,371,998	30.7%	0.97%	0.0404
Forest Laboratories Inc.	Health Care	B+	72,266,705	28.4%	0.00%	0.0779
Legg Mason Inc.	Financials	A	110,053,526	29.9%	0.76%	0.0350
Lexmark International Inc.	Information Technology	B+	67,832,955	43.4%	0.00%	0.0667
Praxair Inc.	Materials	A	64,384,385	20.4%	1.92%	0.0642
Public Service Enterprise Group Inc.	Utilities	B+	68,114,035	23.0%	3.31%	0.0484
Pulte Homes Inc.	Consumer Discretionary	A+	106,733,287	37.2%	0.59%	0.1235
Stryker Corp.	Health Care	B+	67,779,606	28.2%	0.50%	0.0755
Sunoco Inc.	Energy	A-	166,604,798	38.5%	1.59%	0.0530
Valero Energy Corp.	Energy	B+	638,044,930	38.9%	0.52%	0.0538

(1)	As of July 20, 2006, as obtained from Bloomberg Financial Markets.

(2)	As of July 21, 2006, as obtained from Bloomberg Financial Markets.

(3)	As of July 21, 2006, as obtained from the Calculation Agent.

(4)	On January 3, 2007, AT&T Inc. acquired Bell South Corp., previously a Select 30 Company. The share multiplier of AT&T Corp. reflected in this table accounts for this acquisition and the weight of AT&T Corp. in the Select 30 Basket is approximately twice that of the other Select 30 Stocks. When the Select 30 Basket is reconstituted on July 19, 2007 according to the procedures set forth in this prospectus supplement, the Select 30 Basket, as reconstituted, will have 30 component stocks.

The Share Multipliers will be recalculated by the Calculation Agent on the third Friday in July of each year, or in certain circumstances on a day shortly thereafter as described below, which is the anniversary of the date the Share Multipliers were originally calculated. The “Share Multiplier” is set to equal the number of shares of that stock, or portion thereof, based upon the closing market price of that stock on the Annual Reconstitution Date, so that each stock represents approximately an equal percentage of the Select 30 Basket as of the Annual Reconstitution Date. Each Share Multiplier remains constant until adjusted for certain corporate events, option exercises and annual reconstitutions as described below. The Share Multipliers were initially set on July 15, 2005 and reset on July 21, 2006. The Select 30 Stocks will be reconstituted on July 19, 2007 and the share multiplier will be reset on July 20, 2007.

Please note that an investment in the PROCEEDS does not entitle you to any dividends, voting rights, option premiums or any other ownership interest in respect of the securities included in the Select 30 Basket.

Annual Select 30 Basket Reconstitution

The Select 30 Basket will be reconstituted to include the thirty stocks in the S&P 500 Index that meet the criteria described in this section for the determination of the Select 30 Stocks (the “New Stocks”) on the scheduled Business Day prior to the applicable Anniversary Date, or if that day is not an Index Business Day, the next Index Business Day (the “Annual Reconstitution Date”). An “Anniversary Date” will mean the third Friday in July of each year, or if that day is not an Index Business Day or the scheduled Index Business Day prior to that day is not an Index Business Day, the Index Business Day immediately succeeding the applicable Annual Reconstitution Date.

The Share Multiplier for each New Stock will be determined by the Calculation Agent and will equal the number of shares of each New Stock, based upon the closing market price of that New Stock on the Anniversary Date, so that each New Stock represents approximately an equal percentage of a value equal to the Select 30 Basket in effect at the close of business on the applicable Anniversary Date; provided, however, that if the Calculation Agent holds more than 8% of the outstanding shares of any New Stock, the Share Multiplier for that New Stock will be adjusted to reflect a holding in the Select 30 Basket of no more than 7.5% of the outstanding shares of the applicable New Stock. As of May 11, 2007, the Calculation Agent did not hold more than 2% of the outstanding shares of any Select 30 Stock. As an example, if the value of the Select 30 Basket as of the close of business on an Anniversary Date equaled 120, then each of the thirty New Stocks would be allocated a portion of the value of the Select 30 Basket equal to 4 and if, for example, the closing market price of a New Stock on the Anniversary Date was 8, the applicable Share Multiplier would be 0.5. If the Select 30 Basket equaled 180, then each of the thirty New Stocks would be allocated a portion of the value of the Select 30 Basket equal to 6 and if the closing market price of a New Stock on the Anniversary Date was 8, the applicable Share Multiplier would be 0.75.

The S&P 500

S&P compiles the S&P 500, which is composed of common stocks of 500 companies as of a particular time. As of April 30, 2007, 423 companies or 85.6% of the market capitalization of the S&P 500 traded on the NYSE and 77 companies or 14.4% of the market capitalization of the S&P 500 Index traded on The Nasdaq Stock Market (the “Nasdaq”). S&P chooses these companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor’s Stock Guide Database, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the S&P 500 Index with the percentage weight of the companies currently included in each group indicated in parentheses: Consumer Discretionary (10.3%); Consumer Staples (9.5%); Energy (10.2%); Financials (21.6%); Health Care (12.2%); Industrials (11.0%); Information Technology (15.0%); Materials (3.0%); Telecommunication Services (3.6%); and Utilities (3.7%). S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 and the S&P 500 Index to achieve the objectives stated above.

S&P License Agreement

S&P and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use certain intellectual property as well as trademarks and indices owned and published by S&P in connection with some securities, including the PROCEEDS and ML&Co. is an authorized sublicensee of MLPF&S.

The license agreement between S&P and MLPF&S provides that the following language must be stated in this prospectus supplement:

“S&P, S&P 500 and Standard & Poor’s are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by MLPF&S and ML&Co.

The PROCEEDS are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of The

McGraw-Hill Companies, Inc. (“S&P”). S&P makes no representation or warranty, express or implied, to the holders of the PROCEEDS or any member of the public regarding the advisability of investing in securities generally or in the PROCEEDS particularly or the ability of the S&P 500 Index to track general stock market performance. S&P’s only relationship to MLPF&S and ML&Co. (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to ML&Co. or the PROCEEDS. S&P has no obligation to take the needs of ML&Co. or the holders of the PROCEEDS into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the PROCEEDS, prices at which the PROCEEDS are to initially be sold, or quantities of the PROCEEDS to be issued or in the determination or calculation of the equation by which the PROCEEDS are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the PROCEEDS.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED IN THE S&P 500 INDEX AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ML&CO., MLPF&S, HOLDERS OF THE PROCEEDS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED IN THE S&P 500 INDEX IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED IN THE S&P 500 INDEX. WITHOUT LIMITING ANY OF THE ABOVE INFORMATION, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGE (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF THESE DAMAGES.”

All disclosures contained in this prospectus supplement regarding the Reference Index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by S&P. ML&Co. and MLPF&S have not independently verified the accuracy or completeness of that information.

Adjustments to the Share Multipliers and the Select 30 Basket

In addition to the adjustments to the Share Multiplier related to hypothetical call option exercise, the Share Multiplier for any Select 30 Stock and the Select 30 Basket will be adjusted as follows:

1. If a Select 30 Stock is subject to a stock split or reverse stock split, then once the split has become effective, the Share Multiplier for that Select 30 Stock will be adjusted to equal the product of the number of shares of that Select 30 Stock issued with respect to one share of that Select 30 Stock and the prior multiplier.

2. If a Select 30 Stock is subject to a stock dividend, issuance of additional shares of the Select 30 Stock, that is given equally to all holders of shares of the issuer of that Select 30 Stock, then once the dividend has become effective and that Select 30 Stock is trading ex-dividend, the Share Multiplier will be adjusted so that the new Share Multiplier will equal the former Share Multiplier plus the product of the number of shares of that Select 30 Stock issued with respect to one share of that Select 30 Stock and the prior multiplier.

3. If a Select 30 Company is being liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, that Select 30 Stock will be removed from the Select 30 Basket. If a market price is available for that Select 30 Stock, the value of that Select 30 Stock will be determined at that time to be the last available market price for that Select 30 Stock and that value will be allocated to the remaining stocks at the next Commencement Date in proportion to the then-current weight of each remaining Select 30 Stock. If a market price is no longer available for a Select 30 Stock for whatever reason, including the Select 30 Stock being removed due to the liquidation of a Select 30 Company or the subjection of a Select 30 Company to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of that Select 30 Stock will equal zero in connection with calculating the value of the Select 30 Basket for so long as no market price is available (or indefinitely in the case of the removal of the Select 30 Stock), and no attempt will be made to immediately find a replacement stock or increase the value of the Select 30 Basket to compensate for the deletion of that Select 30 Stock. If a Select 30 Stock has been removed from the Select 30 Basket or a market price is no longer available for a Select 30 Stock as described above, the value of the Select 30 Basket will be computed based on the remaining Select 30 Stocks for which market prices are available and no new stock will be added to the Select 30 Basket until the next Annual Reconstitution Date. As a result, there may be periods during which the Select 30 Basket contains fewer than thirty Select 30 Stocks.

4. If a Select 30 Company has been subject to a merger or consolidation and is not the surviving entity or is nationalized, then a value for that Select 30 Stock will be determined at the time the issuer is merged or consolidated or nationalized and will equal the last available market price for that Select 30 Stock and that value will be allocated to the remaining stocks at the next Commencement Date in proportion to the then-current weighting of each remaining Select 30 Stock. At that time, no adjustment will be made to the Share Multiplier of the relevant Select 30 Stock.

5. If a Select 30 Company issues to all of its shareholders equity securities that are publicly traded of an issuer other than the Select 30 Company, or a tracking stock is issued by a Select 30 Company to all of its shareholders, then the new equity securities will be added to the Select 30 Basket as a new Select 30 Stock. The Share Multiplier for the new Select 30 Stock will equal the product of the then current Share Multiplier with respect to the Select 30 Stock for which the new Select 30 Stock is being issued (the “Original Select 30 Stock”) and the number of shares of the new Select 30 Stock issued with respect to one share of the Original Select 30 Stock. As a result, there may be periods during which the Select 30 Basket contains more than thirty Select 30 Stocks.

6. If a Select 30 Stock represents a market capitalization of less than $50,000,000, that stock will be immediately removed from the Select 30 Basket. The value of that stock at the time of its removal from the Select 30 Basket will be reflected in Share Multiplier adjustments among the remaining Select 30 Stocks at the next Commencement Date in proportion to the then current weighting of each remaining Select 30 Stock.

7. If a Market Disruption Event occurs due to a suspension of or material limitation on trading of a particular Select 30 Stock and is continuing for more than 10 consecutive Index Business Days, the relevant stock will be immediately removed from the Select 30 Basket. The value of that stock at the time of its removal from the Select 30 Basket will be reflected in Share Multiplier adjustments among the remaining Select 30 Stocks at the next Annual Reconstitution Date in proportion to the then current weighting of each remaining Select 30 Stock.

8. If the Calculation Agent holds more than 8% of the outstanding shares of any Select 30 Stock, the Share Multiplier for that Select 30 Stock will be adjusted to reflect a holding in the Select 30 Basket of no more than 7.5% of the outstanding shares of the applicable Select 30 Stock. The value of the number of shares of that Select 30 Stock at the time of its removal from the Select 30 Basket will be reflected in Share Multiplier adjustments among the remaining Select 30 Stocks at the next Commencement Date in proportion to the then current weighting of each remaining Select 30 Stock.

9. In order to preserve the continuity of the value of the Select 30 Basket, if any hypothetical call option has a value greater than zero at expiration, the Share Multiplier of the related stock in the Select 30 Basket will be reduced by an amount that, when multiplied by the closing price of the related stock on the last Index Business Day of the quarterly period, equals the value of the hypothetical option at expiration.

Except for 9 above, no adjustments of any Share Multiplier of a Select 30 Stock will be required unless the adjustment would require a change of at least 1% in the Share Multiplier then in effect. The Share Multiplier resulting from any of the adjustments specified above will be rounded to the nearest ten-thousandth with five hundred-thousandths being rounded upward.

The Calculation Agent expects that no adjustments to the Share Multiplier of any Select 30 Stock or to the Select 30 Basket will be made other than those specified above; however, the Calculation Agent may at its discretion make adjustments to maintain the value of the Select 30 Basket if certain events would otherwise alter the value of the Select 30 Basket despite there being no change in the market prices of the Select 30 Stocks.

Calculation of the Value of the Select 30 Basket

The value of the Select 30 Basket will be calculated at the close of business on each Index Business Day by the Calculation Agent and published on Reuters Page MEREDUS13 (or any successor page for the purpose of displaying that value as identified by the Calculation Agent). The value of the Select 30 Basket will be set to 100 on the Pricing Date. The value of the Select 30 Basket on each Index Business Day will equal the sum of the values of the Select 30 Stocks and the Adjusted Quarterly Income, less the Current Option Value (determined as described under “—Hypothetical Call Options—Valuation of hypothetical call options” in this prospectus supplement). The value of the Select 30 Basket on any day that is not an Index Business Day will equal the value of the Select 30 Basket on the previous Index Business Day as reduced by the pro rata portion of the Basket Adjustment Factor for that day.

The “Adjusted Quarterly Income” will equal the sum of the hypothetical income related to each of the Select 30 Stocks (the “Quarterly Income”), reduced by the pro rata portion of the Basket Adjustment Factor. The Quarterly Income for each Select 30 Stock will be the sum of (i) the cash dividends per share in respect of that Select 30 Stock during that quarterly calculation period and Targeted Quarterly Premium, less the Premium Adjustment, if any, multiplied by the applicable Share Multiplier and (ii) the value of premiums in respect of the hypothetical call options.

The “Targeted Quarterly Premium” equals the adjusted annual target yield less the dividend yield as determined by the Calculation Agent on that Select 30 Stock on the first day of that quarterly calculation period, multiplied by the closing price of that Select 30 Stock on the day the applicable hypothetical call option is priced, divided by 4. The adjusted annual target yield is obtained by increasing the annual target yield of 10% on the Select 30 Basket on the first day of each quarterly calculation period by an amount intended to, but which may or may not, offset the value of the Basket Adjustment Factor. The annual target yield of 10% does not represent a guarantee, representation or estimate of the actual annual yield of the PROCEEDS.

If the highest exercise price bid for any option is less than 105% of the closing price of the related stock on the day the hypothetical call option is priced, a premium adjustment will be subtracted from the cash dividends and the Targeted Quarterly Premium. A “premium adjustment” is the difference between the Target Quarterly Premium in respect of that Select 30 Stock and the actual highest quarterly premium in respect of that hypothetical call option with an exercise price equal to 105% of the closing price of that Select 30 Stock.

If any hypothetical call option has a value greater than zero at expiration, the value of that option will be removed from the value of the Select 30 Basket at the close of business on the day the option expires. In order to preserve the continuity of the value of the Select 30 Basket following any removal, the contributing value of the related Select 30 Stock to the Select 30 Basket will be reduced by an amount equal to the value of the option at expiration. This reduction will be effected by decreasing the Share Multiplier of the related stock in the Select 30 Basket by an amount that, when multiplied by the closing price of the related stock on the last Index Business Day of the quarterly calculation period, equals the value of the hypothetical option at expiration. The reduction of the Share Multiplier of an underlying stock under these circumstances will reduce the contributing value of the Select 30 Stock to the Select 30 Basket. Because these reductions will have the effect of ensuring the continuity of the value of the Select 30 Basket, they will not result in Allocation Determination Events. The reduced Share Multiplier will be used to calculate the value of the Select 30 Basket, and thus the value of the Basket Units, on the following Index Business Day. For more information on the reduction of Share Multipliers under these circumstances, see “—Determination of the Select 30 Stocks—Adjustments to the Share Multipliers and the Select 30 Basket” in this prospectus supplement.

The value of a cash dividend or distribution will be included in the Basket Unit Income at the close of business on the ex-dividend date for that dividend or distribution. The value of premiums in respect of hypothetical call options will be included in the Basket Unit Income at the close of business on the day on which the hypothetical call option is priced.

The Basket Unit Income will be removed from the value of the Select 30 Basket at the close of business on the last day of the related quarterly calculation period. The Basket Unit Income will be zero until hypothetical call options are priced during the following quarterly calculation period or until the next ex-dividend date for an underlying stock. The removal of Basket Unit Income will reduce the value of the Select 30 Basket and may therefore cause an Allocation Determination Event in which the allocation to the Basket Units is reduced, even if the prices of the Select 30 Stocks have not fallen.

Hypothetical Call Options

Terms of hypothetical call options

The Calculation Agent will price hypothetical cash-settled call options relating to shares of each of the Select 30 Stocks on a quarterly basis for a three month term, beginning on the Pricing Date. Hypothetical call options will be priced on the first Index Business Day of each quarterly calculation period. The hypothetical call options relating to a Select 30 Stock will correlate to the number of shares of that Select 30 Stock used to calculate the value of the Select 30 Basket on the day the options are priced.

Each hypothetical call option will:

•	expire on the last day of the quarterly calculation period;

•	be automatically settled on the last Index Business Day of the quarterly calculation period if the closing price of the related Select 30 Stock on that day exceeds the exercise price; and

•	have an exercise price greater than or equal to 105% of the closing price of the applicable Select 30 Stock on the day the hypothetical call option is priced.

The exercise price of each hypothetical call option will be determined through the bidding process described below. Before seeking bids on the exercise price of a hypothetical call option, the Calculation Agent will determine the option’s Target Quarterly Premium. Once the Calculation Agent has determined the Target Quarterly Premium for a hypothetical call option, it will seek exercise prices for that hypothetical call option from as many dealers in options (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding five of those dealers, as will make bid prices available to the Calculation Agent. The exercise price for the hypothetical call option will equal the highest exercise price quoted by these dealers or, in the Calculation Agent’s absolute discretion, any higher exercise price as the Calculation Agent determines to be quoted by another principal market participant, and the value of this hypothetical call option and the related Target Quarterly Premium will be included in the value of the Select 30 Basket at close of business on the day the hypothetical call option is priced.

If the highest exercise price bid is less than 105% of the closing price of the related stock on the day the hypothetical call option is priced, the Calculation Agent will set the exercise price of the hypothetical call option at 105% of the closing price of the related stock on the day the hypothetical call option is priced and will seek quotations for premiums for the hypothetical call option from as many dealers in options (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding five of those dealers, as will make bid prices available to the Calculation Agent. The premium for the hypothetical call option will equal the highest premium quoted by these dealers or, in the Calculation Agent’s absolute discretion, any higher exercise price as the Calculation Agent determines to be quoted by another principal market participant, and the value of this hypothetical call option and the related premium will be included in the value of the Select 30 Basket at the close of business on the day the hypothetical call option is priced. Under these circumstances, the Basket Unit Income will be less than it would have been if the highest exercise price bid had been greater than or equal to 105% of the closing price of the related stock on the day the hypothetical call option was priced, except to the extent that dividends on the Select 30 Stocks are higher than historical dividends by an amount sufficient to offset the difference between the actual Basket Unit Income and the Basket Unit Income that would have resulted if the premium in respect of each hypothetical call option had been equal to its Target Quarterly Premium.

In seeking exercise prices or premiums from dealers in options in respect of hypothetical call options relating to any of the Select 30 Stocks, the Calculation Agent may reject any exercise price or premium that does not meet the requirements for hypothetical call options stated above or that relates to a number of shares of the related Select 30 Stock that is different than the number of shares of that Select 30 Stock used to calculate the value of the

Select 30 Basket with respect to the outstanding number of PROCEEDS at the close of business on the Index Business Day prior to the date on which the options are priced.

The closing price of any Select 30 Stock on any date will be (i) if the common stock is listed on a national securities exchange on that date of determination, the last reported sale price, regular way, of the principal trading session on that date on the principal U.S. exchange on which the common stock is listed or admitted to trading, (ii) if the common stock is not listed on a national securities exchange on that date of determination, or if the last reported sale price on that exchange is not obtainable (even if the common stock is listed or admitted to trading on that exchange), and the common stock is quoted on The Nasdaq National Market, the last reported sale price of the principal trading session on that date as reported on The Nasdaq National Market and (iii) if the common stock is not listed on a national securities exchange or quoted on The Nasdaq National Market on that date of determination, or if the last reported sale price on the Nasdaq is not obtainable (even if the common stock is quoted on The Nasdaq National Market), the last reported sale price of the principal trading session on the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization. If no reported sale price of the principal trading session is available pursuant to clauses (i), (ii) or (iii) above or if there is a Market Disruption Event, the trading price on any date of determination, unless deferred by the Calculation Agent as described below under “—Valuation of hypothetical call options” in this prospectus supplement, will be the arithmetic mean, as determined by the Calculation Agent, of the bid prices of the common stock obtained from as many dealers in that stock (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding three of those dealers, as will make bid prices available to the Calculation Agent. A security “quoted on The Nasdaq National Market” will include a security included for listing or quotation in any successor to that system and the term “OTC Bulletin Board” will include any successor to that service.

If during any quarterly calculation period the Calculation Agent removes one of the Select 30 Stocks, all outstanding hypothetical call options in respect of that Select 30 Stock will be treated as terminated at the close of business on the day on which the Select 30 Stock is removed. At that time, the value of the shares of the removed Select 30 Stock, less the value, if any, of the hypothetical call options in respect of that Select 30 Stock, will be reallocated to hypothetical investments in shares (or fractional shares) of the remaining Select 30 Stocks on the next Commencement Date. The amount allocated to hypothetical investments in respect of each remaining Select 30 Stock will be in proportion to the percentage of the value of each remaining Select 30 Stock relative to the value of the Select 30 Basket (less the value of the removed Select 30 Stock) at the close of business on the Index Business Day immediately preceding the next Commencement Date. See “Description of the Select 30 Basket—Adjustments to the Share Multipliers and the Select 30 Basket” in this prospectus supplement. The Calculation Agent will determine the terms of a new hypothetical call option in respect of each additional share (or fractional share) as described above in “—Hypothetical Call Options—Terms of Hypothetical Call Options” in this prospectus supplement. The premium in respect of each additional hypothetical call option will be included in the value of the Select 30 Basket at the close of business on the day the option is priced and will be included in the Basket Unit Income for that quarterly calculation period.

The terms of the hypothetical call options will provide for adjustments to reflect the occurrence of a corporate or other similar event affecting a Select 30 Stock (such as, for example, a merger or other corporate combination or a stock split or reverse stock split).

Valuation of hypothetical call options

The “Current Option Value” is the sum of the mark-to-market value of each hypothetical call option and will be determined by the Calculation Agent at the close of business on each Index Business Day using accepted option valuation methods. The valuation methods take into account variables such as:

•	the closing price of the related Select 30 Stock as of the time the hypothetical call option is valued;

•	the cumulative normal distribution function (a fixed statistical function), which determines the probability of a variable falling within a given range under specified conditions;

•	the exercise price of the hypothetical call option;

•	the computed continuously compounded annualized current dividend yield on the related Select 30 Stock based on expected dividends;

•	the U.S. dollar interest rate as of the time the hypothetical call option is valued, converted into a continuously compounded rate; and

•	the implied volatility of the related Select 30 Stock (determined by the Calculation Agent as described below).

At the time the hypothetical call option is priced, the U.S. dollar interest rate will equal U.S. dollar LIBOR as calculated and published at that time by Bloomberg Financial Markets, or another recognized source selected by the Calculation Agent at that time, based on the time to maturity of that hypothetical call option. During the remaining term of the hypothetical call option, the interest rate will equal the published interest rate for a term identical to the remaining term of the hypothetical call option. If an interest rate for a term identical to the remaining term of the hypothetical call option is not published, the Calculation Agent will determine the interest rate used to compute the value of an option by interpolating between the published rate for a shorter term nearest to the term of the hypothetical call option and the published rate for a longer term nearest to the term of the hypothetical call option. All interest rates will be converted by the Calculation Agent into a rate compounded on a continuous basis.

The annualized current dividend yield for a Select 30 Stock on which the option is priced will be calculated on any Index Business Day by dividing the ordinary dividend or dividends (as described above in “Description of the Select 30 Basket—Initial Selection of the Select 30 Stocks” in this prospectus supplement) historically paid by the issuer of that Select 30 Stock during the most recent period corresponding to the current quarterly calculation period (or if the issuer of the Select 30 Stock has publicly disclosed that any dividend payable during the quarterly calculation period in which the hypothetical call option is being priced will be a different amount than the most recent corresponding historical dividend, the amount publicly disclosed by the issuer) by the closing price of that Select 30 Stock on the principal U.S. exchange or market on that day and annualizing (based on a 365-day year) the result to the end of that quarterly calculation period. The annualized current dividend yield for any Select 30 Stock on which an option is priced will be zero:

•	for the remainder of each quarterly calculation period following the ex-dividend date for that Select 30 Stock corresponding to the final ex-dividend date in the most recent period corresponding to the current quarterly calculation period; and

•	in each quarterly calculation period in which an ordinary dividend has not been payable historically (because the dividend is payable annually, semiannually or otherwise),

in either case, unless and until the issuer of that Select 30 Stock publicly discloses a dividend payable during the remainder of that quarterly calculation period, in which case the annualized current dividend yield will be calculated using the amount publicly disclosed by the issuer.

The implied volatility of a hypothetical call option on any Index Business Day is:

•	when hypothetically purchasing Basket Units, the bid-side implied volatility;

•	when hypothetically selling Basket Units, the offered-side implied volatility; and

•	under all other circumstances, the mid-market implied volatility (i.e., the arithmetic mean of the bid-side and offered-side implied volatility)

of the relevant Select 30 Stock as determined by the Calculation Agent by interpolating from the implied volatility surface for the most comparable call options listed on the AMEX, the Chicago Board Options Exchange, the International Securities Exchange or other applicable exchanges on the relevant Select 30 Stock as determined by the Calculation Agent in accordance with option pricing methodologies selected by the Calculation Agent, taking into account the nearest exercise price and maturity and using the U.S. dollar interest rate and dividend yield determined as described above.

If no value of a hypothetical call option is available on any date because of a Market Disruption Event, because the Calculation Agent determines that the market for the listed options described above is not sufficiently liquid (based upon factors including, but not limited to, the time elapsed since the last trade in options relating to the relevant Select 30 Stock, the size of the open interest in call options with related exercise prices and maturities relating to that Select 30 Stock and the size of the bid-offer relative to the number of hypothetical options related to that Select 30 Stock to be priced on that day in respect of the PROCEEDS then outstanding) for the purpose of calculating the implied volatility of any hypothetical call option or otherwise, or if the reported prices for the listed options described above contain or are the result of manifest error, unless deferred by the Calculation Agent as described in the next paragraph, the value of that hypothetical call option will be the arithmetic mean, as determined by the Calculation Agent, of the value of that option obtained from as many dealers in options (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding three of these dealers, as will make that value available to the Calculation Agent.

The Calculation Agent may defer the determination of the values of the hypothetical call options for up to ten consecutive Index Business Days on which Market Disruption Events are occurring. Following this period, the Calculation Agent will determine the values of the hypothetical call options in consultation with ML&Co. No determination of the value of the Select 30 Basket or reallocation of hypothetical funds in the Reference Index will occur on any day the determination of the values of the hypothetical call options is deferred by the Calculation Agent.

UNITED STATES FEDERAL INCOME TAXATION

General

Set forth in full below is the opinion of Sidley Austin LLP, our counsel, as to certain United States federal income tax consequences of the purchase, ownership and disposition of the PROCEEDS. This opinion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. The discussion below deals only with PROCEEDS held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax-exempt entities, persons holding PROCEEDS in a tax-deferred or tax-advantaged account, or persons holding PROCEEDS as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging”, “conversion” or “integrated” transaction for tax purposes. It also does not deal with holders other than original purchasers (except where otherwise specifically noted in this prospectus supplement). Persons considering the purchase of the PROCEEDS should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the PROCEEDS arising under the laws of any other taxing jurisdiction.

We do not address all of the tax consequences that may be relevant to an investor. In particular, we do not address:

•	the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of PROCEEDS;

•	the United States federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of PROCEEDS;

•	persons who hold the PROCEEDS whose functional currency is not the United States dollar; or

•	any state, local or foreign tax consequences of the purchase, ownership or disposition of PROCEEDS.

Accordingly, you should consult your own tax advisor regarding the tax consequences of purchasing, owning and disposing of the PROCEEDS in light of your own circumstances.

A U.S. Holder is a beneficial owner of the PROCEEDS who or which is:

•	a citizen or individual resident of the United States, as defined in Section 7701(b) of the Internal Revenue Code of 1986, as amended (the “Code”);

•	a corporation or partnership, including any entity treated as a corporation or partnership for United States federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia unless, in the case of a partnership, Treasury regulations are enacted that provide otherwise;

•	an estate if its income is subject to United States federal income taxation regardless of its source; or

•	a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions.

Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as a U.S. Holder prior to such date, may also be treated as U.S. Holders. A Non-U.S. Holder is a beneficial owner of PROCEEDS other than a U.S. Holder.

We urge you to consult your own tax advisor with respect to the tax consequences to you of the purchase, ownership and disposition of the PROCEEDS in light of your own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

Classification of the PROCEEDS

We have received an opinion from our counsel, Sidley Austin LLP, that the PROCEEDS will be treated as indebtedness for United States federal income tax purposes and that the PROCEEDS will be subject to the special regulations issued by the U.S. Treasury Department governing contingent payment debt instruments (the “CPDI Regulations”).

Accrual of Interest on the PROCEEDS

Pursuant to the terms of the PROCEEDS, we and you will agree, for United States federal income tax purposes, to treat the PROCEEDS as debt instruments that are subject to the CPDI Regulations. Pursuant to the CPDI Regulations, U.S. Holders of the PROCEEDS will be required to accrue interest income on the PROCEEDS, in the amounts described below, regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting.

The CPDI Regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the PROCEEDS that equals:

(1)	the product of (i) the adjusted issue price (as defined below) of the PROCEEDS as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the PROCEEDS, adjusted for the length of the accrual period;

(2)	divided by the number of days in the accrual period; and

(3)	multiplied by the number of days during the accrual period that the U.S. Holder held the PROCEEDS.

A PROCEEDS’s issue price is the first price to the public at which a substantial amount of the PROCEEDS is sold, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a PROCEEDS is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any projected payments, as defined below, made with respect to the PROCEEDS.

The CPDI Regulations require that we provide to U.S. Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments, which we refer to as projected payments, on the PROCEEDS. This schedule must produce the comparable yield. Solely for purposes of applying the CPDI Regulations to the PROCEEDS, ML&Co. has determined that the projected payments for the PROCEEDS consist of (i) estimates of the variable quarterly interest payments on the PROCEEDS and (ii) a payment on the maturity date of the principal amount thereof together with the projected variable quarterly interest payment due on the maturity date. In particular, ML&Co. has determined that, per $10 principal amount of PROCEEDS, the comparable yield is     %, compounded quarterly, and the projected payments consist of (i) projected variable quarterly interest payments equal to $              on September 27, 2007 $              on all other interest payment dates occurring prior to July     , 2012, and (ii) a projected payment per $10 principal amount of PROCEEDS on July     , 2012 equal to $              (which will consist of the $10 principal amount and a projected variable quarterly interest payment equal to $             ). U.S. Holders may also obtain the projected payment schedule by submitting a written request for such information to Merrill Lynch & Co., Inc., Corporate Secretary’s Office, 222 Broadway, 17th Floor, New York, New York 10038 or to corporatesecretary@exchange.ml.com.

For United States federal income tax purposes, a U.S. Holder must use the comparable yield and the schedule of projected payments in determining its interest accruals, and the adjustments thereto described below, in respect of the PROCEEDS, unless a U.S. Holder timely discloses and justifies the use of other estimates to the Internal Revenue Service (the “IRS”). A U.S. Holder that determines its own comparable yield or schedule of projected payments must also establish that our comparable yield or schedule of projected payments is unreasonable.

The comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination of a U.S. Holder’s interest accruals and adjustments thereof in respect of the PROCEEDS for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the PROCEEDS.

Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.

Adjustments to Interest Accruals on the PROCEEDS

If, during any taxable year, a U.S. Holder receives actual payments with respect to the PROCEEDS for that taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a “net positive adjustment” under the CPDI Regulations equal to the amount of that excess. The U.S. Holder will treat a “net positive adjustment” as additional interest income for the taxable year.

If a U.S. Holder receives in a taxable year actual payments with respect to the PROCEEDS for that taxable year that in the aggregate were less than the amount of projected payments for that taxable year, the U.S. Holder will incur a “net negative adjustment” under the CPDI Regulations equal to the amount of such deficit. This adjustment will (a) reduce the U.S. Holder’s interest income on the PROCEEDS for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the PROCEEDS during prior taxable years, reduced to the extent that interest was offset by prior net negative adjustments.

Sale or Exchange of the PROCEEDS

Generally, the sale or exchange of a PROCEEDS will result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a taxable sale or exchange will be equal to the difference, if any, between (a) the amount realized by the U.S. Holder on that sale or exchange and (b) the U.S. Holder’s adjusted tax basis in the PROCEEDS. A U.S. Holder’s adjusted tax basis in a PROCEEDS on any date will generally be equal to the U.S. Holder’s original purchase price for the PROCEEDS, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above), and decreased by the amount of any projected payments, as defined above, previously made to the U.S. Holder through that date. Gain recognized upon a sale or exchange of a PROCEEDS will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the PROCEEDS is held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.

Treatment of Non-U.S. Holders

All payments on the PROCEEDS made to a Non-U.S. Holder, including any payment of quarterly interest, and any gain realized on a sale or exchange of the PROCEEDS (other than income or gain attributable to accrued interest payments), will be exempt from United States income or withholding tax, provided that: (i) the Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving interest described in section 881(c)(3)(A) of the Code; (ii) the statement requirement set forth in section 871(h) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below; and (iii) the payments and gain are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

The statement requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a PROCEEDS certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person and provides its name, address and other information as the form may require.

If a Non-U.S. Holder of the PROCEEDS is engaged in a trade or business in the United States, and if interest on the PROCEEDS is effectively connected with the conduct of that trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on interest and on any gain realized on the sale or exchange of the PROCEEDS in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if a Non- U.S. Holder is a foreign corporation, the Non-U.S. Holder may be subject to a branch profits tax equal to 30% (or lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Backup Withholding Tax and Information Reporting

Payments of principal, premium, if any, and interest (including original issue discount) on, and the proceeds from a disposition of, the PROCEEDS may be subject to information reporting and United States federal backup withholding tax at the applicable statutory rate if the U.S. Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. A Non-U.S. Holder may be subject to United States backup withholding tax on payments on the PROCEEDS and the proceeds from a sale or other disposition of the PROCEEDS unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person. Any amounts so withheld will be allowed as a credit against the holder’s United States federal income tax liability and may entitle a holder to a refund, provided the required information is timely furnished to the IRS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan or an individual retirement account or a Keogh Plan (a “plan”) should consider whether an investment in the PROCEEDS would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of the Employee Retirement Income Security act of 1974, as amended (“ERISA”), or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit plans from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“parties in interest”) with respect to the plan or account. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) (“similar law arrangements”) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws (“similar laws”).

The acquisition of the PROCEEDS by a plan with respect to which the Company, MLPF&S or certain of their affiliates is or becomes a party in interest may constitute or result in prohibited transaction under ERISA or Section 4975 of the Code, unless those PROCEEDS are acquired pursuant to and in accordance with an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the PROCEEDS. These exemptions are:

(1)	PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;

(2)	PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

(3)	PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

(4)	PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and

(5)	PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

The PROCEEDS may not be purchased or held by (1) any plan, (2) any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or (3) any person investing “plan assets” of any plan, unless in each case the purchaser or holder is eligible for the exemptive relief available under one or more of the prohibited transaction class exemptions, or “PTCEs”, listed above or another applicable similar exemption. Any purchaser or holder of the PROCEEDS or any interest in the PROCEEDS will be deemed to have represented by its purchase and holding of the PROCEEDS that either (1) it is not a plan or a plan asset entity and is not purchasing those PROCEEDS on behalf of or with “plan assets” of any plan or plan asset entity or (2) with respect to the purchase or holding, it is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable exemption. In addition, any purchaser or holder of the PROCEEDS or any interest in the PROCEEDS which is subject to any similar laws will be deemed to have represented by its purchase and holding of the PROCEEDS that its purchase and holding will not violate the provisions of those laws.

The sale of any PROCEEDS to a plan is in no respect a representation by the Company, MLPF&S or any of their respective affiliates that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is otherwise appropriate for plans generally or any particular plan.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the PROCEEDS on behalf of or with “plan assets” of any plan, plan asset entity or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the PROCEEDS will be used as described under “Use of Proceeds” in the accompanying prospectus and to hedge market risks of ML&Co. associated with its obligation to pay the principal amount and the Supplemental Redemption Amount, if any.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC’s web site at http://www.sec.gov. The address of the SEC’s Internet site is provided solely for the information of prospective investors and is not intended to be an active link. You may also read and copy any document we file at the SEC’s public reference rooms in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 with the SEC covering the PROCEEDS and other securities. For further information on ML&Co. and the PROCEEDS, you should refer to our registration statement and its exhibits. The prospectus accompanying this prospectus supplement summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying general prospectus and prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition and results of operations may have changed since that date.

UNDERWRITING

MLPF&S has agreed, subject to the terms and conditions of the underwriting agreement and a terms agreement, to purchase from ML&Co. $             aggregate principal amount of PROCEEDS. The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions and that the underwriter will be obligated to purchase all of the PROCEEDS if any are purchased.

The underwriter has advised ML&Co. that it proposes initially to offer all or part of the PROCEEDS directly to the public, and that it may offer a part of the PROCEEDS to certain dealers, at the offering prices set forth on the cover page of this prospectus supplement. After the initial public offering, the public offering price may be changed. The underwriter is offering the PROCEEDS subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part. Proceeds to be received by ML&Co. will be net of the underwriting discount and expenses payable by ML&Co.

In addition to the compensation paid at the time of the original sale of the PROCEEDS, the underwriter will pay an amount on each anniversary of the Pricing Date in 2008 through 2012 to brokers whose client accounts purchased the units in the initial distribution and who continue to hold their PROCEEDS. This additional amount will equal 0.5% per unit based on the redemption amount of the PROCEEDS calculated as if the applicable payment date is the maturity date and the Ending Value is equal to the closing value of the Reference Index on that date. Also, the underwriter may from time to time pay additional amounts to brokers whose client accounts purchased PROCEEDS in the secondary market and continue to hold those PROCEEDS.

MLPF&S, a broker-dealer subsidiary of ML&Co. is a member of the National Association of Securities Dealers, Inc. and will participate in distributions of the PROCEEDS. Accordingly, offerings of the PROCEEDS will conform to the requirements of Rule 2720 of the Conduct Rules of the NASD.

The underwriter is permitted to engage in certain transactions that stabilize the price of the PROCEEDS. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the PROCEEDS.

If the underwriter creates a short position in the PROCEEDS in connection with the offering, i.e., if it sells more units of the PROCEEDS than are set forth on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing units of the PROCEEDS in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. “Naked” short sales are sales in excess of the underwriter’s overallotment option or, where no overallotment option exists, sales in excess of the number of units an underwriter has agreed to purchase from the issuer. Because MLPF&S, as underwriter for the PROCEEDS, has no overallotment option, it would be required to closeout a short position in the PROCEEDS by purchasing PROCEEDS in the open market. Neither ML&Co. nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the PROCEEDS. In addition, neither ML&Co. nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

MLPF&S may use this prospectus supplement and the accompanying prospectus for offers and sales related to market-making transactions in the PROCEEDS. MLPF&S may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

VALIDITY OF THE NOTES

The validity of the PROCEEDS will be passed upon for ML&Co. and for the underwriter by Sidley Austin LLP, New York, New York.

EXPERTS

The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus supplement by reference from Merrill Lynch & Co., Inc.’s Annual Report on Form 10 K for the year ended December 29, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) expressed an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph regarding the change in accounting method in 2006 for share-based payments to conform to Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment, (2) expressed an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) expressed an unqualified opinion on the effectiveness of internal control over financial reporting) and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 30, 2007 and March 31, 2006 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in the Company’s Quarterly Reports on Form 10-Q for the quarter ended March 30, 2007 (which report included an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement”, Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109.”) and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited condensed consolidated interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

INDEX OF CERTAIN DEFINED TERMS

Adjusted Quarterly Income	PS-46
Allocation Determination Event	PS-6
Anniversary Date	PS-43
Annual Reconstitution Date	PS-43
Banking Business Day	PS-17
Basket Adjustment Factor	PS-6
Basket Unit Income	PS-5
Basket Units	PS-1
Business Day	PS-17
Calculation Agent	PS-3
Commencement Date	PS-17
Cushion	PS-7
Daily Leverage Charge	PS-6
Defeasance Event	PS-7
dividend yield	PS-40
Ending Value	PS-4
Floor Level	PS-7
Index Adjustment Factor	PS-6
Index Business Day	PS-17
Index Components	PS-3
Leverage Units	PS-1
Market Disruption Event	PS-18
New Stocks	PS-43
Pricing Date	PS-3
Reference Index	PS-1
Select 30 Basket	PS-1
Select 30 Company	PS-12
Select 30 Stocks	PS-4
Share Multiplier	PS-42
Starting Value	PS-4
Supplemental Redemption Amount	PS-4
Targeted Exposure	PS-6
Threshold Value	PS-4
Valuation Date	PS-4
Zero Coupon Bond Units	PS-1

             Units

Merrill Lynch & Co., Inc.

PROtected Covered Call EnhancED Income NoteSSM

Linked to the Select 30 PROCEEDS Index, Series 5

due July     , 2012

(the “PROCEEDSSM”)

$10 principal amount per unit

P R O S P E C T U S S U P P L E M E N T

Merrill Lynch & Co.

, 2007

“PROtected Covered Call EnhancED Income NoteS” and “PROCEEDS” are service marks of Merrill Lynch & Co., Inc.

“Standard & Poor’s®”, “Standard & Poor’s 500”, “S&P 500®” and “S&P®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Merrill Lynch, Pierce, Fenner & Smith, Incorporated. Merrill Lynch & Co., Inc. is an authorized sublicensee. The Global Industry Classification Standard (GICS®) was developed by and is the exclusive property and a trademark of Standard & Poor’s and Morgan Stanley Capital International Inc.